                                                FILED PURSUANT TO RULE 424(b)(5)
                                     REGISTRATION NO. 333-86722 and 333-86722-01


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED JULY 29, 2002

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 6, 2002)

                     1,800,000 TRUST PREFERRED SECURITIES

                            LACLEDE CAPITAL TRUST I

           % TRUST ORIGINATED PREFERRED SECURITIES/SM/ ("TOPRS/SM/")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
   FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY


                            [LOGO] The Laclede Group


                               ----------------

                                  THE TRUST:
   Laclede Capital Trust I is a Delaware business trust that will:
  . sell trust preferred securities to the public;
  . sell common securities to The Laclede Group, Inc.;
  . use the proceeds from these sales to buy an equal principal amount of   %
    subordinated debentures due         , 2032 of The Laclede Group; and
  . distribute the cash payments it receives from The Laclede Group on the subordinated debentures to the holders of the trust preferred securities and the common securities.

                           QUARTERLY DISTRIBUTIONS:
  . For each trust preferred security that you own, you will receive cumulative
    cash distributions accumulating from       , 2002, at an annual rate of   %
    of the liquidation amount of $25 per trust preferred security,
    on      ,      ,      and      of each year, beginning         , 2002.
  . The Laclede Group may defer interest payments on the subordinated debentures on one or more occasions for up to 20 consecutive quarterly periods. If The Laclede Group does defer interest payments, the trust will also defer payments of distributions on the trust preferred securities to you. However, deferred distributions will accrue interest at an annual rate
    of   %, to the extent permitted by law.

                             OPTIONAL REDEMPTION:
  . The trust may redeem some or all of the trust preferred securities at times discussed herein at a redemption price equal to $25 per trust preferred security plus accumulated distributions, if any.

                              THE LACLEDE GROUP:
  . The Laclede Group will effectively guarantee, fully and unconditionally, the payment by the trust of amounts due on the trust preferred securities as discussed in this prospectus supplement and in the accompanying base prospectus.
   The trust plans to list the trust preferred securities on the New York Stock Exchange under the symbol "LG PrA." If approved for listing, trading on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued.
   INVESTING IN THE TRUST PREFERRED SECURITIES INVOLVES CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

                               ----------------

                                                            PER TOPRS TOTAL
                                                            --------- -----
    Public offering price (1)..............................     $       $
    Underwriting commission to be paid by The Laclede Group     $       $
    Proceeds, before expenses, to the trust................     $       $

  (1)Plus accumulated distributions from         , 2002, if settlement occurs
     after that date
   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
   The trust preferred securities will be ready for delivery in book-entry form
only through The Depository Trust Company on or about         , 2002.

                               ----------------

     MERRILL LYNCH & CO.                        U.S. BANCORP PIPER JAFFRAY

                               ----------------

           The date of this prospectus supplement is         , 2002.

--------
/SM/"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Forward-Looking Statements.................................................  S-2
Summary Information--Q&A...................................................  S-3
Risk Factors...............................................................  S-6
The Laclede Group..........................................................  S-9
Laclede Capital Trust I....................................................  S-9
Capitalization............................................................. S-11
Accounting Treatment....................................................... S-11
Use of Proceeds............................................................ S-12
Ratios of Earnings to Fixed Charges........................................ S-12
Selected Financial Data.................................................... S-13
Description of Securities.................................................. S-13
Certain U.S. Federal Income Tax Consequences............................... S-26
ERISA Considerations....................................................... S-30
Underwriting............................................................... S-33
Legal Matters.............................................................. S-35
Experts.................................................................... S-35

                                  PROSPECTUS

About this Prospectus......................................................  3
Forward-Looking Statements.................................................  3
Where You Can Find More Information........................................  4
The Laclede Group..........................................................  5
Laclede Capital Trust I....................................................  6
Use of Proceeds............................................................  7
Ratios of Earnings to Fixed Charges........................................  8
Description of Debt Securities.............................................  8
Description of Common Stock................................................ 19
Description of Stock Purchase Contracts and Stock Purchase Units........... 23
Description of Trust Preferred Securities.................................. 23
Description of the Guarantees.............................................. 25
Book-Entry Securities...................................................... 28
Plan of Distribution....................................................... 30
Legal Opinions............................................................. 32
Experts.................................................................... 32

      You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying base prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since these dates.

      The following information concerning us, the trust, the trust preferred securities, the guarantees and the subordinated debentures adds to, and should be read in conjunction with, the information contained in the accompanying base prospectus. In this prospectus supplement the terms "The Laclede Group," "we," "our," "ours" and "us" refer to The Laclede Group, Inc.

                          FORWARD-LOOKING STATEMENTS

      Some of the information and discussion included in this prospectus supplement and the documents we have incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements related to future events or our future financial performance may use certain words, such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "seek" and similar words and expressions, that identify forward-looking statements that involve uncertainties and risks. Future developments, however, may not be in accordance with our expectations or beliefs, and the effect of future developments may not be as anticipated. There are many factors that may cause results to differ materially from those contemplated, including:

      .   weather conditions;

      . legislative, regulatory and judicial mandates and decisions, particularly those applicable to our utility subsidiary, some of which may be retroactive, including those affecting:

         .   allowed rates of return;

         .   incentive regulation;

         .   industry and rate structures;

         .   purchased gas adjustment provisions;

         .   franchise renewals;

         .   environmental or safety matters;

         .   taxes; and

         .   accounting standards;

      . capital and energy commodity market conditions, including the ability to obtain funds for necessary capital expenditures and the terms and conditions imposed for obtaining sufficient gas supply for our utility subsidiary;

      .   general economic, competitive, political and regulatory conditions;

      .   the results of litigation;

      . our utility subsidiary's ability to collect amounts owed from its customers, as well as any conservation efforts of its customers;

      .   employee workforce issues particularly at our utility subsidiary; and

      .   other factors discussed in "Risk Factors."

      We urge you to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus supplement and the documents incorporated herein by reference. We do not, by including this statement, assume any obligation to publicly update or revise any particular forward-looking statement in light of future events.

                           SUMMARY INFORMATION--Q&A

      This prospectus supplement and the accompanying base prospectus should be read together. This summary highlights selected information from this prospectus supplement and the accompanying base prospectus to help you understand the trust preferred securities. You should carefully read this prospectus supplement and the accompanying base prospectus to understand fully the terms of the trust preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the trust preferred securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement to determine whether an investment in the trust preferred securities is appropriate for you.

      For your convenience, we make reference to sections in this prospectus supplement and the accompanying base prospectus for more detailed information regarding some of the terms and concepts used throughout this prospectus supplement.

WHAT ARE THE TRUST PREFERRED SECURITIES?

      Each trust preferred security represents an undivided beneficial interest in the assets of the trust. The trust is offering trust preferred securities at a public offering price of $25 for each trust preferred security. See "Underwriting" in this prospectus supplement.

WHO IS THE TRUST?

      Laclede Capital Trust I is a Delaware business trust. The trust will sell its trust preferred securities to the public and its common securities to us.
The trust will use the proceeds from these sales to buy a series of   %
subordinated debentures due     , 2032 from us with the same economic terms as
the trust preferred securities.

      There will be five trustees of the trust. Three of the trustees are our employees or officers, referred to as the "administrative trustees." The Bank of New York will act as the property trustee of the trust and The Bank of New York (Delaware) will act as the Delaware trustee, in each case until removed or replaced by the holder of the common securities. For the purposes of compliance with the provisions of the Trust Indenture Act of 1939, The Bank of New York will also act as indenture trustee under the guarantee.

WHO IS THE LACLEDE GROUP?

      We are a holding company incorporated in the State of Missouri and all of our operations are conducted through our subsidiaries. Our principal subsidiary is Laclede Gas Company, the largest regulated natural gas distribution company in Missouri with over 630,000 customers. We also recently acquired SM&P Utility Resources, Inc., one of the largest underground facility locating and marking service companies. SM&P operates in ten states in the central United States. In addition to our ownership of Laclede Gas Company and SM&P Utility Resources, we own the unregulated entities listed under "The Laclede Group" in this prospectus supplement. For the twelve months ended June 30, 2002, we reported total revenue of approximately $721 million and operating income of approximately $58 million. For that period, unregulated subsidiaries provided approximately 16% of those revenues and 2% of the operating income.

      At June 30, 2002, we and our subsidiaries had approximately 4,000 employees. Our executive office is located at 720 Olive Street, St. Louis, Missouri 63101, and our telephone number is (314) 342-0500.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES?

      If you purchase the trust preferred securities, you will be entitled to
receive cumulative cash distributions at an annual rate of   % of the
liquidation amount of $25 per trust preferred security. Distributions will
accumulate from        , 2002 and will be payable quarterly in arrears on
        ,         ,         and each year, beginning        , 2002.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

      We may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods unless an event of default under the debentures has occurred and is continuing. See "Description of Securities--Certain Terms of the Debentures--Option to Extend Interest Payment Period" in this prospectus supplement. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures, which is
        , 2032.

      If we defer interest payments on the debentures, the trust will also defer its distributions on the trust preferred securities to you. During this deferral period, distributions will continue to accumulate on the trust
preferred securities at an annual rate of   % of the liquidation amount of $25
per trust preferred security. Also, the deferred distributions will accrue
interest at an annual rate of   % (to the extent permitted by law). Once we
make all deferred interest payments on the debentures, with accrued interest, we may again defer interest payments on the debentures, if no event of default under the debentures has then occurred and is continuing.

      During any period in which we defer interest payments on the debentures, we will not, with some exceptions, be permitted to:

      . pay a dividend or make any other payment or distribution on our capital stock;

      . redeem, purchase or make a liquidation payment on any of our capital stock; or

      . make a principal, premium or interest payment, or repurchase or redeem, any of our debt securities that rank equal with or junior to the debentures.

      If we defer interest payments on the debentures, the debentures will be treated as being reissued with original issue discount, or OID, for U.S. federal income tax purposes. Consequently, you will be required to accrue interest income for U.S. federal income tax purposes before you receive cash distributions. See "Certain U.S. Federal Income Tax Consequences" and "Risk Factors--Our ability to defer distributions has tax consequences for you and may affect the trading price of the trust preferred securities" in this prospectus supplement.

WHEN CAN THE TRUST REDEEM THE TRUST PREFERRED SECURITIES?

      The trust will redeem all the outstanding trust preferred securities when
the debentures are paid either at maturity on         , 2032, or upon early
redemption.

      We will repay the debentures at maturity on         , 2032. We may redeem
before their maturity at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest to the date of redemption:

      .   all or some of the debentures on one or more occasions anytime on or
          after         , 2007; or

      .   all but not less than all of the debentures before         , 2007, if
          certain changes in tax or investment company law occur or will occur within 90 days (each of which is a special event). See "Description of Securities--Certain Terms of the Trust Preferred Securities--Special Event Redemption" in this prospectus supplement.

      If we redeem any debentures before their maturity, the trust will use the cash it receives on the redemption of the debentures to redeem, proportionately, trust preferred securities and common securities having a total liquidation amount equal to the total principal amount of the debentures redeemed, unless an event of default under the amended and restated declaration of trust has occurred and is continuing. In that case, the trust preferred securities will be redeemed before any common securities. An event of default with respect to the debentures or the guarantees constitutes an event of default under the declaration of trust. See "Description of

Debt Securities--Subordinated Debt Securities" and "Description of the Guarantees--Events of Default" in the accompanying base prospectus for a description of events of default in respect of the debentures and the guarantees, respectively. The redemption price will be equal to $25 per trust preferred security plus any accumulated distributions.

WHAT IS THE NATURE OF THE LACLEDE GROUP'S GUARANTEE OF THE TRUST PREFERRED SECURITIES?

      We will fully and unconditionally guarantee the trust preferred securities through a combination of obligations:

      . to make payments on the debentures and under our subordinated debt indenture;

      .   under our guarantee of the trust preferred securities; and

      .   under the declaration of trust.

      If we do not make a required payment on the debentures, the trust will not have sufficient funds to make the related payment on the trust preferred securities. The guarantee does not cover payments on the trust preferred securities when the trust does not have sufficient funds to make such payments. Our obligations under the debentures and under the guarantees are junior to our obligations to make payments on our senior indebtedness. See "Risk Factors--Our obligations under the debentures and the guarantees are subordinated" in this prospectus supplement and "Description of the Guarantees" in the accompanying base prospectus.

WHEN CAN THE DEBENTURES BE DISTRIBUTED TO YOU?

      We, as the sponsor of the trust, have the right to dissolve the trust at any time if the dissolution and any distribution of the debentures would not be a taxable event to holders of the trust preferred securities. If we exercise this right to dissolve the trust, the trust, after satisfying its creditors, will be liquidated by distribution of the debentures to holders of the trust preferred securities and the common securities.

WHAT HAPPENS IF THE TRUST IS DISSOLVED AND THE DEBENTURES ARE NOT DISTRIBUTED?

      The trust may also be dissolved in circumstances where the debentures will not be distributed to you. In those situations, after satisfying its creditors, the trust will be obligated to pay in cash the liquidation amount of $25 for each trust preferred security plus accumulated and unpaid distributions to the date the payment is made. The trust will be able to make this liquidation distribution only if the debentures are paid or we redeem them.

WILL THE TRUST PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

      The trust plans to list the trust preferred securities on the New York Stock Exchange under the symbol "LG PrA." If approved for listing, trading of the trust preferred securities on the New York Stock Exchange is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that a liquid trading market will be available for the trust preferred securities.

      If the trust distributes the debentures, we will use our best efforts to list them on the New York Stock Exchange or any other exchange or other organization on which the trust preferred securities are then listed.

IN WHAT FORM WILL THE TRUST PREFERRED SECURITIES BE ISSUED?

      The trust preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for your trust preferred securities. Instead, you will hold your interest through DTC's book-entry-only system. The trust expects that the trust preferred securities will be ready for
delivery through DTC on or about         , 2002.

                                 RISK FACTORS

      Your investment in the trust preferred securities will involve risks. You should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus before deciding whether an investment in the trust preferred securities is suitable for you. The risks described below are not the only ones facing the trust and us. Additional risks not presently known to the trust and us or that we currently deem immaterial may also impair our business.

      Because the trust will rely on the payments it receives on the subordinated debentures to fund all payments on the trust preferred securities and because the trust may distribute the subordinated debentures in exchange for the trust preferred securities, you are making an investment decision with regard to the subordinated debentures as well as the trust preferred securities. You should carefully review the information in this prospectus supplement and the accompanying base prospectus, including information incorporated by reference, about both of these types of securities and the guarantees.

OUR OBLIGATIONS UNDER THE DEBENTURES AND THE GUARANTEES ARE SUBORDINATED.

      Our obligations under the debentures are unsecured and will rank junior in priority of payment to our senior indebtedness. This means that we may not make any payments of principal or interest on the debentures if we default on a payment on our senior indebtedness. For more information on the subordination provisions, see "Description of Securities--Certain Terms of the Debentures--Subordination" in this prospectus supplement. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the debentures only after all payments had been made on our senior indebtedness. If on June 30, 2002 we and the trust had issued and sold the trust preferred securities and the debentures and applied the estimated net proceeds as described in this prospectus supplement, on a pro forma basis we would have had no senior indebtedness. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

      Our obligations under the guarantees are unsecured and will rank junior to all of our senior indebtedness in the same manner as the debentures. This means that we cannot make any payments on the guarantees if we default on a payment of any of our senior indebtedness. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the guarantees only after all payments had been made on our senior indebtedness.

      Because we are a holding company, our right to participate in any asset distribution of any of our subsidiaries, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of our subsidiaries (except to the extent that we may ourselves be a creditor of our subsidiaries). The rights of holders of the trust preferred securities will also be junior to those prior claims. Consequently, the debentures (and, likewise, the trust preferred securities) will be effectively subordinated to all liabilities of our subsidiaries. You should look only to our assets for payments on the debentures (and the trust preferred securities). As of June 30, 2002, Laclede Gas had outstanding first mortgage bond obligations of approximately $285 million.

      Neither the debentures nor the guarantees will limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantees.

      For more information, see "Description of Securities--Certain Terms of the Debentures--Subordination" in this prospectus supplement and "Description of the Guarantees" in the accompanying base prospectus.

THE GUARANTEES COVER PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE.

      The ability of the trust to pay distributions or the redemption price on or the liquidation amount of the trust preferred securities is solely dependent on us making the related payments on the debentures when due. If we default on our obligations to pay principal (including redemption payments) or interest on the debentures, the trust will not have sufficient funds to pay distributions or the redemption price on or the liquidation amount of each trust preferred security. In those circumstances, you will not be able to rely on the guarantee for payment of these amounts because the guarantee covers such payment only when the trust has sufficient funds on hand but fails to make such payment.

      Instead, you may:

      . seek legal redress against us directly or seek other remedies to collect your proportionate share of payments owed; or

      . rely on the property trustee to enforce the trust's rights under the debentures.

OUR ABILITY TO DEFER DISTRIBUTIONS HAS TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE TRUST PREFERRED SECURITIES.

      So long as no event of default under the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments to the trust on the debentures as described in this prospectus supplement. See "Description of Securities--Certain Terms of the Debentures--Option to Extend Interest Payment Period" in this prospectus supplement. If we defer interest payments on the debentures, the trust will defer distributions on the trust preferred securities to you during any deferral period. If we defer interest payments on the debentures, you will be required to accrue interest income, as OID, in respect of the deferred stated interest allocable to your share of the trust preferred securities for U.S. federal income tax purposes. As a result, you will be required to include that accrued OID in your gross income for U.S. federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the trust related to that accrued OID if you dispose of your trust preferred securities before the record date for the first payment of deferred distributions at the end of a deferral period. Instead, the deferred distributions will be paid to the holder of record on the record date, regardless of who the holder of record may have been on any other date during the deferral period. Moreover, accrued OID will be added to your adjusted tax basis in the trust preferred securities but might not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for U.S. federal income tax purposes. The deduction of capital losses is subject to limitations.

      We have no current intention of deferring interest payments on the debentures. However, if we exercise our right to do so in the future, the trust preferred securities may trade at a price that does not fully reflect the value of accumulated but unpaid distributions on the trust preferred securities. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the trust preferred securities. In addition, the existence of our right to defer payments of interest on the debentures may mean that the market price for the trust preferred securities (which represent an undivided beneficial interest in the debentures) may be more volatile than other securities that do not have this right.

      See "Certain U.S. Federal Income Tax Consequences" in this prospectus supplement for more information regarding the tax consequences of purchasing, holding and selling trust preferred securities.

TRUST PREFERRED SECURITIES MAY BE REDEEMED BEFORE         , 2007, IF A SPECIAL
EVENT OCCURS.

      Certain tax law changes have been proposed from time to time that could affect the deductibility of interest paid on the debentures. We refer to any such changes in tax law, as well as certain changes in investment company law, should they occur, as "special events." Upon the occurrence of a special event
before         , 2007, we may redeem all but not less than all of the
debentures. The redemption price will equal 100% of the principal amount of the debentures plus any accrued and unpaid interest to the redemption date. The trust will use the cash it receives on any such redemption of the debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the declaration of trust has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities. You may not be able to reinvest the proceeds from such a redemption at a rate that is equal to or higher than the rate of return on the trust preferred securities.

      The redemption of the trust preferred securities would be a taxable event to you for U.S. federal income tax purposes.

      See "Description of Securities--Certain Terms of the Trust Preferred Securities--Special Event Redemption" in this prospectus supplement for more information.

TRUST PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER         , 2007, AT OUR
OPTION.

      At our option, some or all of the debentures may be redeemed at any time
on or after         , 2007, at a redemption price equal to 100% of the
principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. See "Description of Securities--Certain Terms of the Debentures--Redemption" in this prospectus supplement. You should assume that we will exercise our redemption option when prevailing interest rates at the time are lower than the interest rate on the debentures, in which case the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate, or when it is otherwise in our interest to redeem the debentures. If we exercise such redemption option, the trust will use the cash it receives upon the redemption of the debentures to redeem an equivalent liquidation amount of the trust preferred securities and the common securities on a proportionate basis, unless an event of default under the declaration of trust has occurred and is continuing. In such a case, the trust preferred securities will be redeemed before any common securities.

      The redemption of the trust preferred securities would be a taxable event to you for U.S. federal income tax purposes.

      See "Description of Securities--Certain Terms of the Trust Preferred Securities--Redemption" in this prospectus supplement for more information.

DISTRIBUTION OF DEBENTURES MAY HAVE A POSSIBLE ADVERSE EFFECT ON TRADING PRICE.

      We have the right to dissolve the trust at any time if the dissolution and any distribution of the debentures would not be taxable to holders of the trust preferred securities. If we exercise this right, the trust, after satisfying its creditors, will be liquidated by distribution of the debentures to holders of the trust preferred securities and the common securities. Under current U.S. federal income tax laws, a distribution of debentures to you on the dissolution of the trust would not be a taxable event to you. See "Certain U.S. Federal Income Tax Consequences--United States Holders--Receipt of Debentures or Cash upon Liquidation of the Trust" in this prospectus supplement for more information.

      We have no current intention of causing the dissolution of the trust and the distribution of the debentures. We anticipate that we would consider exercising this right in the event that expenses associated with maintaining the trust become substantially greater than currently expected, such as if a special event occurred. We cannot predict the other circumstances under which this right would be exercised.

      Although we will use our best efforts to list the debentures on the New York Stock Exchange (or any other exchange or organization on which the trust preferred securities are then listed) if they are distributed, we cannot assure you that the debentures will be approved for listing or that a liquid trading market for the debentures will be available.

      We cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities.

      Because you may receive debentures, you should make an investment decision with regard to the debentures in addition to the trust preferred securities. You should carefully review all of the information regarding the debentures contained in this prospectus supplement and the accompanying base prospectus. See "Certain U.S. Federal Income Tax Consequences--United States Holders--Receipt of Debentures or Cash upon Liquidation of the Trust" in this prospectus supplement for more information.

HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS.

      You will have limited voting rights. In general, unless an event of default under the declaration of trust has occurred and is continuing, only we may elect or remove any of the trustees, and in no event may holders of the trust preferred securities remove the administrative trustees.

      See "Laclede Capital Trust I" in the accompanying base prospectus and "Description of Securities--Certain Terms of the Trust Preferred
Securities--Voting Rights" in this prospectus supplement for more information.

                               THE LACLEDE GROUP

      The Laclede Gas Light Company was created in March 1857 and renamed Laclede Gas Company in 1950. On October 1, 2001, Laclede Gas reorganized into a holding company structure. This reorganization resulted in the creation of a new holding company, The Laclede Group, Inc. The Laclede Group is incorporated in the State of Missouri and conducts all of its operations through its subsidiaries.

      As a result of the reorganization, we became the owner of all Laclede Gas's outstanding common stock. We are a public utility holding company as defined under the Public Utility Holding Company Act of 1935 but are exempt from registration under that Act. In addition to our ownership of Laclede Gas, we own SM&P Utility Resources, Inc., Laclede Energy Resources, Inc., Laclede Energy Services, Inc., Laclede Venture Corp., Laclede Development Company, Laclede Investment LLC, Laclede Gas Family Services, Inc. and Laclede Pipeline Company, all unregulated entities. The unregulated businesses represented approximately 16% of our total revenue for the twelve months ended June 30, 2002.

      Laclede Gas is the largest local gas distribution company in the State of Missouri with over 630,000 customers. It is subject to the jurisdiction of the Missouri Public Service Commission and serves the City of St. Louis, St. Louis County, the City of St. Charles and parts of St. Charles, Franklin, Jefferson, St. Francois, Ste. Genevieve, Iron, Madison and Butler Counties, all in Missouri. Laclede Gas maintains a diversified gas supply portfolio and has significant natural gas and propane storage capacity.

      On January 28, 2002, we acquired SM&P from NiSource, Inc. SM&P is one of the largest underground facility locating and marking service companies in the United States. It operates in ten central states: Texas, Oklahoma, Kansas, Missouri, Illinois, Indiana, Ohio, Michigan, Wisconsin, and Minnesota.

      For additional information about us and our subsidiaries, you should refer to the information described under "Where You Can Find More Information" in the accompanying base prospectus.

                            LACLEDE CAPITAL TRUST I

      The trust is a statutory business trust created under Delaware law pursuant to a declaration of trust and a certificate of trust, as filed with the Secretary of State of the State of Delaware on April 5, 2002. The declaration of trust will be amended and restated in its entirety, which we refer to as the "declaration" or the "declaration of trust," substantially in the form filed with the SEC by us and incorporated by reference in the accompanying base prospectus. The declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Upon issuance of the trust preferred securities, the purchasers thereof will own all the trust preferred securities. We will directly or indirectly acquire common securities in a total liquidation amount equal to at least 3% of the total capital of the trust and will own all the issued and outstanding common securities. The trust exists for the exclusive purposes of:

      . issuing the trust preferred securities and the common securities representing undivided beneficial interests in the assets of the trust;

      . investing the gross proceeds of the trust preferred securities and the common securities in the debentures; and

      . engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

The trust has a 30-year term, but may be dissolved earlier as provided in the declaration.

      Under the declaration, the number of trustees initially will be five. Three of the trustees are our employees or officers. The Bank of New York will serve as property trustee under the declaration and as indenture trustee for the purposes of the Trust Indenture Act of 1939. The Bank of New York (Delaware) will act as the Delaware trustee. The property trustee and the Delaware trustee may at any time be removed or replaced by the holder of the common securities. For purposes of compliance with the provisions of the Trust Indenture Act of 1939, The Bank of New York will also act as indenture trustee under the trust preferred securities guarantee. See "Description of the Guarantees" in the accompanying base prospectus.

      The property trustee will hold title to the debentures for the benefit of the trust and the holders of the trust preferred securities and common securities. So long as the debentures are held by the trust, the property trustee will have the power to exercise all rights, powers and privileges of a holder of debentures under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the debentures for the benefit of the holders of the trust preferred securities and common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust preferred securities and common securities out of funds from the property account. The Bank of New York will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities. We, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any trustee (subject to the limitations set forth in the declaration) and to increase or decrease the number of trustees. We will pay all fees, expenses, debts and obligations (other than with respect to the trust preferred securities and common securities) related to the trust and the offering of the trust preferred securities.

      The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the declaration, the Delaware Business Trust Act, the indenture and the Trust Indenture Act of 1939. See "Description of Securities--Certain Terms of the Trust Preferred Securities" in this prospectus supplement.

                                CAPITALIZATION

      The following table sets forth our unaudited consolidated short-term debt and capitalization as of June 30, 2002, and as adjusted to give effect to the consummation of the offering of the trust preferred securities and the application of the estimated net proceeds of the offering. See "Use of Proceeds" in this prospectus supplement. The following data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein as described in "Where You Can Find More Information" in the accompanying base prospectus.

                                                                                     AT JUNE 30, 2002
                                                                                     -----------------
                                                                                                 AS
                                                                                      ACTUAL  ADJUSTED
                                                                                     -------- --------
                                                                                       IN THOUSANDS
                                                                                        (UNAUDITED)
Short-term debt (including current portion of long-term debt)....................... $138,310 $ 95,010
                                                                                     ======== ========
Capitalization:
   Long-term debt (less sinking fund requirements)--Laclede Gas..................... $259,524 $259,524
                                                                                     -------- --------
   Company-obligated mandatorily redeemable preferred securities of Laclede Capital
     Trust I (1)....................................................................       -- $ 45,000
   Stockholders' equity:
       Common Stock, $1.00 par value, 18,877,987 shares issued and outstanding......   18,878   18,878
       Paid-in capital..............................................................   63,701   63,701
       Retained earnings............................................................  214,087  214,087
       Redeemable preferred stock--Laclede Gas......................................    1,266    1,266
          Total stockholders' equity................................................ $297,932 $297,932
                                                                                     -------- --------
Total short-term debt and capitalization............................................ $695,766 $697,466
                                                                                     ======== ========

--------
(1)As described in this prospectus supplement, the sole assets of the trust
   will be our   % subordinated debentures due       , 2032, with a principal
   amount of $46,400,000 and upon redemption of such debentures, the trust preferred securities will be mandatorily redeemed.

                             ACCOUNTING TREATMENT

      The financial statements of the trust will be reflected in our consolidated financial statements, with the trust preferred securities shown as "Company-obligated mandatorily redeemable preferred securities of subsidiaries." In a footnote to our audited consolidated financial statements, there will be a statement that we wholly own the trust and that the sole assets of the trust are the debentures (indicating the principal amount, interest rate and maturity date thereof).

                                USE OF PROCEEDS

      The proceeds to the trust (without giving effect to expenses of the offering payable by us or any compensation payable to the underwriters) from the offering of the trust preferred securities will be approximately $45.0 million. All the proceeds from the sale of the trust preferred securities will be invested by the trust in the debentures.

      We expect to receive approximately $43.3 million in net proceeds from the sale of the debentures, after deducting the underwriting commission and the estimated offering expenses. See "Underwriting--General" and "Underwriting--Commissions and Discounts" in this prospectus supplement. We intend to use the net proceeds from the sale of the debentures to repay the outstanding balance of our unsecured loan, which was $42.8 million as of June 30, 2002. We obtained our loan from U.S. Bank National Association in January 2002 to fund our acquisition of SM&P. The loan matures on January 27, 2003 and bears interest at a variable rate of interest. The rate for the month of June 2002 is 2.7475%. Any remaining net proceeds from the sale of the debentures after the loan repayment will be used for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the respective periods indicated. Because the reorganization resulting in the creation of our new holding company became effective on October 1, 2001, the ratios for periods prior to that date represent the ratios of Laclede Gas and not The Laclede Group.

                                                                             TWELVE
                                                                             MONTHS
                                                                              ENDED
                                                   YEAR ENDED SEPTEMBER 30, JUNE 30,
                                                   ------------------------ ---------
                                                   1997 1998 1999 2000 2001 2001 2002
                                                   ---- ---- ---- ---- ---- ---- ----
Ratio of earnings to fixed charges................ 3.6  3.0  2.9  2.6  2.6  2.7  2.2

      For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principle plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion of rent expense deemed representative of the interest factor.

                            SELECTED FINANCIAL DATA

      The following table presents our selected financial data for the periods indicated and should be read together with the consolidated financial statements and related notes incorporated by reference in the accompanying base prospectus. Our balance sheet and income statement data as of and for the three years in the period ended September 30, 2001 are taken from our consolidated financial statements as of the end of and for each such year. Our balance sheet and income statement data as of and for the nine months ended June 30, 2002 and 2001 are taken from our unaudited condensed consolidated financial statements as of the end of and for each such nine-month period. The data includes all adjustments that are, in our opinion, necessary for a fair presentation and of a normal recurring nature. Operating results for the nine months ended June 30, 2002 are not necessarily indicative of the results for the year ending September 30, 2002. Effective October 1, 2001, Laclede Gas became a wholly owned subsidiary of The Laclede Group. Accordingly, information for periods ended on and before September 30, 2001 represents information for Laclede Gas and not The Laclede Group.

                                                                           NINE MONTHS ENDED
                                               YEAR ENDED SEPTEMBER 30,        JUNE 30,
                                             ---------------------------- -------------------
                                               1999     2000      2001      2001      2002
                                             -------- -------- ---------- -------- ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
   Operating revenues....................... $491,318 $566,128 $1,002,109 $910,668 $  629,388
   Operating income.........................   61,219   63,343     72,325   75,969     61,759
   Preferred stock dividends (Laclede Gas)..       97       93         87       66         52
   Earnings applicable to common stock......   25,965   25,872     30,385   35,485     27,547
   Earnings per share.......................     1.43     1.37       1.61     1.88       1.46
   Dividends per share of common stock......     1.34     1.34       1.34    1.005      1.005
Balance Sheet Data (at period end):
   Total assets.............................  837,664  931,740    975,910  966,735  1,018,015
   Short-term debt (1)......................   84,735  127,050    117,129   90,432    138,310
   Long-term debt (2).......................  204,323  234,408    284,459  284,437    259,524
   Redeemable preferred stock (Laclede Gas).    1,923    1,763      1,588    1,435      1,266
   Common equity............................  282,324  282,985    288,085  299,509    296,666

--------
(1)Includes long-term debt maturities due within one year and current portion of redeemable preferred stock.
(2)Excludes long-term debt maturities due within one year.

                           DESCRIPTION OF SECURITIES

      This prospectus supplement and the accompanying base prospectus contain the material terms and conditions for these securities. However, the summaries in this prospectus supplement are not meant to be a complete description of the trust preferred securities, the debentures or the guarantees. For more information, refer to the amended and restated declaration of trust, the indenture and the guarantees, which we filed with the SEC as exhibits to the registration statement of which the accompanying base prospectus is a part. All terms used in this prospectus supplement and the accompanying base prospectus that are not defined in this prospectus supplement and the accompanying base prospectus have the meanings given to them in the declaration of trust, the indenture and the guarantees.

CERTAIN TERMS OF THE TRUST PREFERRED SECURITIES

  DISTRIBUTIONS

      The trust preferred securities represent undivided beneficial interests in the assets of the trust. The only assets of the trust will be the debentures. Distributions on the trust preferred securities are cumulative and will
accumulate from     , 2002, at the annual rate of   % of the $25 liquidation
amount of each trust preferred security. Distributions will be payable
quarterly in arrears on              ,             , and            of each
year, beginning          , 2002. Distributions not paid when due will accrue
interest at the annual rate of   % (to the extent permitted by law). When we
refer to any payment of distributions, that accrued interest, if any, is included. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed in that 90-day quarterly period.

      If distributions are payable on a date that is not a business day (as defined below), payment will be made on the next business day (and without any interest or other payment in respect of such delay). However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York, New York, are authorized or required by law to close.

      The payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, are guaranteed by us on a subordinated basis as and to the extent described under "Description of the Guarantees" in the accompanying base prospectus. The guarantee does not cover payment of distributions on the trust preferred securities when the trust does not have sufficient funds to make such payments.

  DEFERRAL OF DISTRIBUTIONS

      So long as no event of default has occurred and is continuing under the debentures, we may, on one or more occasions, defer interest payments on the debentures to the trust for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend beyond the stated maturity date of the
debentures on       , 2032. If we defer interest payments on the debentures,
the trust will also defer quarterly distributions on the trust preferred securities to you. During a deferral period, the amount of distributions due to you would continue to accumulate and such deferred distributions will accrue interest at the rate stated above (to the extent permitted by law).

      Once we make all deferred interest payments on the debentures, with accrued interest, we may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

      We have no current intention of deferring interest payments on the debentures. If we defer interest payments on the debentures, we will be subject to certain restrictions relating to the payment of dividends on or redemption of our capital stock and payments on our debt securities that rank equal with or junior to the debentures. See "Certain Terms of the Debentures--Option to Extend Interest Payment Period" in this prospectus supplement.

  PAYMENT OF DISTRIBUTIONS

      Distributions on the trust preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. As long as the trust preferred securities are held in book-entry form, the record date for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in non-book-entry form, the record date for the payment of distributions will conform to the rules of any securities exchange on which the trust preferred securities are then listed, and, if none, shall be selected by the administrative trustees, which date will be at least one business day but less than 60 business days before the relevant payment date.

      As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in non-book-entry form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders thereof on the relevant record date.

  REDEMPTION

      We will repay the debentures at maturity on   , 2032. We may, before
their maturity, redeem:

      .   all or some of the debentures on one or more occasions anytime on or
          after       , 2007; and

      .   all but not less than all the debentures before       , 2007, if
          certain changes in tax or investment company law occur or will occur within 90 days (each of which we refer to as a "special event" and is more fully described under "Certain Terms of the Trust Preferred Securities--Special Event Redemption" below in this prospectus supplement).

      When we repay some or all of the debentures, either at maturity on , 2032 or upon early redemption, the trust will use the cash it receives upon the redemption of the debentures to redeem a like liquidation amount of the trust preferred securities and, unless an event of default under the declaration of trust has occurred and is continuing, the common securities. The trust preferred securities and common securities (if applicable) will be redeemed at a price equal to their liquidation amount of $25 per security plus accumulated distributions. The redemption price for the debentures is 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Certain Terms of the Debentures--Redemption" in this prospectus supplement.

      If less than all the trust preferred securities and common securities are to be redeemed in situations where common securities may be redeemed consistent with the provisions described under "Certain Terms of the Trust Preferred Securities--Subordination of Common Securities" in this prospectus supplement, then the total liquidation amount of trust preferred securities and common securities to be redeemed will be allocated proportionately based on the liquidation amount of the trust preferred securities and the common securities.

  SPECIAL EVENT REDEMPTION

      Upon the occurrence of a tax event or an investment company event, each as defined below, we may redeem all but not less than all the debentures at any time following the occurrence and during the continuance of that special event.

      "Tax event" means that the administrative trustees have received an opinion of independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that:

      . the trust is or, within 90 days of the date of such opinion, would be subject to U.S. federal income tax with respect to income accrued or received on the debentures;

      . interest payable by us on the debentures is not or, within 90 days of the date of such opinion, would not be deductible by us in whole or in part for U.S. federal income tax purposes; or

      . the trust is or, within 90 days of the date of such opinion, would be subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

      In order to constitute a "tax event," the events listed in the bullets above must be the result of an

      . amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision or taxing authority affecting taxation where such amendment or change becomes effective on or after the date the trust preferred securities are originally issued; or

      . official or administrative pronouncement or action, or judicial decision, interpreting or applying such laws or regulations where such pronouncement, action or decision is announced or occurs on or after the date the trust preferred securities are originally issued.

      "Investment company event" means that we and the administrative trustees have received an opinion of independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" under the Investment Company Act of 1940 that is required to be registered under this law, which change or prospective change becomes effective or would become effective on or after the date of this prospectus supplement.

  DISTRIBUTION OF DEBENTURES

      We will have the right at any time to dissolve the trust if the dissolution and any distribution of debentures would not be a taxable event to holders of the trust preferred securities. See "--Liquidation Distribution upon Dissolution" below. This right is optional and wholly within our discretion. Circumstances under which we may determine to exercise such right could include the occurrence of a special event, adverse tax consequences to us or the trust that are not within the definition of a tax event because they do not result from an amendment or change described in such definition and changes in the accounting requirements applicable to the trust preferred securities as described under "Accounting Treatment."

      If debentures are distributed to the holders of the trust preferred securities, we will use our best efforts to have the debentures listed on the New York Stock Exchange or on such other exchange as the trust preferred securities are then listed. After the date for any distribution of debentures upon dissolution of the trust:

      . the trust preferred securities and the guarantee will no longer be deemed to be outstanding;

      . DTC or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution; and

      . any certificates representing trust preferred securities and the guarantee not held by DTC or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, such trust preferred securities, until such certificates are presented to us or our agent for transfer or reissuance.

  REDEMPTION PROCEDURES

      The trust will give you at least 30 days', but not more than 60 days', written notice before any redemption of trust preferred securities. To the extent funds are available for payment, and as long as the trust preferred securities are held in book-entry form, the property trustee will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the trust preferred securities being redeemed. The trust will also give DTC irrevocable instructions and authority to pay the redemption amount in immediately available funds to the beneficial owners of the global securities representing the trust preferred securities. Distributions to be paid on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders on the record dates for the related dates of distribution.

      Once notice of redemption is given and funds are irrevocably deposited, distributions on the trust preferred securities will cease to accrue immediately prior to the close of business on the redemption date and all rights of the holders of the trust preferred securities called for redemption will cease, except for the right to receive the redemption amount (but without interest on such redemption amount).

      If any redemption date is not a business day, then the redemption amount will be payable on the next business day (and without any interest or other payment in respect of any such delay), except that, if that business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

      If payment of the redemption amount for any trust preferred securities called for redemption is improperly withheld or refused and not paid either by the property trustee or by us, as guarantor, distributions on the trust preferred securities will continue to accumulate at the applicable rate from the original redemption date scheduled to the actual date of payment. In this case, the actual payment date will be considered the redemption date for purposes of calculating the redemption amount.

      In compliance with applicable law (including the U.S. federal securities laws), we or our subsidiaries may, at any time, purchase outstanding trust preferred securities by tender, in the open market, or by private agreement.

  LIQUIDATION DISTRIBUTION UPON DISSOLUTION

      Under the declaration of trust, the trust shall terminate on       ,
2033, or earlier upon:

      . our bankruptcy or the bankruptcy of the holder of the common securities;

      . the filing of a certificate of dissolution or its equivalent with respect to us or the holder of the common securities, or the revocation of our charter or the charter of the holder of the common securities and the expiration of 90 days after the date of revocation without a reinstatement thereof;

      . the entry of a decree of judicial dissolution of us, the holder of the common securities or the trust;

      . the payment to the holders of the trust preferred securities and common securities of amounts necessary for redemption thereof in accordance with their terms; or

      . the written direction of the property trustee from the holder of the common securities at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, to distribute the debentures to holders in exchange for the trust preferred securities and the common securities.

      In the event of any dissolution of the trust (other than in connection with the redemption of the trust preferred securities or the common securities), the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible by distributing to the holders of the trust preferred securities and the common securities, after satisfaction of liabilities to creditors of the trust as provided by applicable law, debentures having a principal amount equal to the liquidation amount of the securities of the holder to whom the debentures are distributed, unless that distribution is determined by the property trustee not to be practicable, in which event the holders will be entitled to receive out of the assets of the trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, a liquidation distribution equal to the aggregate of the liquidation amount of $25 per security plus accumulated and unpaid distributions thereon to the date of payment. If, upon the liquidation a liquidation distribution can be paid only in part because the trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust with respect to the securities will be paid on a pro rata basis, unless an event of default under the declaration of trust has occurred and is continuing, in which case any funds available to make that payment will be paid first to each holder of the trust preferred securities pro rata and, only after satisfaction of all amounts owed to the holders of the trust preferred securities, to each holder of common securities pro rata.

  EVENTS OF DEFAULT

      An event of default under the indenture constitutes an event of default under the declaration with respect to the trust preferred securities; provided, however, that under the declaration, the holder of the common securities will be deemed to have waived any declaration event of default with respect to the common securities until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until any declaration event of default with respect to the trust preferred securities has been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration and, therefore, the indenture.

      Upon the occurrence of a declaration event of default, the indenture trustee or the property trustee will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable.

  VOTING RIGHTS

      Subject to the requirement of the property trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of the next paragraph, the holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred on the property trustee under the declaration, including the right to direct the property trustee, as holder of the debentures, to:

      .   exercise the remedies available to it as holder of the debentures;

      . waive any past indenture event of default that is waivable under the indenture; or

      . exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or consent to any amendment, modification or termination of the indenture or the debentures, where that consent should be required.

      However, where a consent or action under the indenture would require the consent or act of the holders of greater than a simple majority in principal amount of debentures affected thereby, the property trustee may only give such consent or take that action at the written direction of the holders of at least the proportion in liquidation amount of the trust preferred securities that the relevant super-majority represents of the total principal amount of the debentures outstanding. The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the indenture trustee with respect to the debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in the paragraph above unless the property trustee has obtained an opinion of independent tax counsel experienced in such matters to the effect that, after taking such action into account, the trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.

  SUBORDINATION OF COMMON SECURITIES

      Payment of distributions on, and the redemption and liquidation amount of, the trust preferred securities and the common securities will be made proportionately based on the total liquidation amounts of the trust preferred securities and the common securities. However, if an event of default under the declaration of trust has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the trust preferred securities have been provided for or paid in full.

      If an event of default under the declaration of trust has occurred and is continuing, the common securities holder will be deemed to have waived any right to take any action with respect to the event of default until the event of default has been cured, waived or eliminated. Until any event of default has been cured, waived or eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities, and these holders will have the right to direct the property trustee to act on their behalf.

  BOOK-ENTRY-ONLY ISSUANCE--DTC

      The trust preferred securities will be represented by one or more global securities that will be deposited with, or on behalf of, and registered in the name of, DTC or its nominee. This means that the trust will not issue certificates to you for the trust preferred securities. Each global security will be issued to DTC, which will keep a computerized record of its participants, known as direct participants, whose clients have purchased the trust preferred securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Each participant will then keep a record of its clients. Unless a global security is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

      Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its direct participants. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates.

      DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies, known as indirect participants, that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

      DTC has advised us and the trust that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

  PURCHASES UNDER THE DTC SYSTEM

      When you purchase trust preferred securities through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the trust preferred securities on DTC's records. Because you actually own the trust preferred security, you are the beneficial owner. Your ownership interest will be recorded only on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the trust preferred securities. DTC's records show only the identity of the direct participants and the amount of the trust preferred securities held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. As a result, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers.

  PAYMENTS UNDER THE DTC SYSTEM

      The property trustee will wire payments on the trust preferred securities to DTC's nominee. We, the trust and the property trustee will treat DTC's nominee as the owner and holder of each global security representing trust preferred securities for all purposes. Accordingly, we, the trust and the property trustee will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

      Any redemption notices will be sent by us and the property trustee directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial owner. If less than all the trust preferred securities are being redeemed, DTC's practice is to choose by lot the amount of the interest of each direct participant to be redeemed. The direct participant will then use an appropriate method to allocate the redemption among its beneficial owners.

      It is DTC's current practice, upon receipt of any payment of distributions or liquidation or redemption amount, to credit direct participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with trust preferred securities on a record date, by using an omnibus proxy. Payments by direct participants to owners of beneficial interests in the global securities, and voting by direct participants, will be based on the customary practices between the direct participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the direct participants and not of DTC, the property trustee, us or the trust.

      For additional information about DTC and its book-entry system, see "Book-Entry Securities" in the accompanying base prospectus.

  EXCHANGE OF GLOBAL SECURITIES

      Trust preferred securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

      . DTC is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the trust within 90 days;

      . an event of default has occurred and is continuing under the indenture; or

      . we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

      If the book-entry-only system is discontinued, the property trustee will keep the registration books for the trust preferred securities at its corporate office and follow the practices and procedures discussed below.

  CERTIFICATED SECURITIES--REGISTRATION AND TRANSFER

      If the trust issues certificated securities, they will be registered in the name of the security holder. The trust preferred securities may be transferred or exchanged, based on administrative procedures in the declaration of trust, without the payment of any service charge (other than any tax or other governmental charge) by contacting the property trustee, The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration.

  AMENDMENT OF THE DECLARATION OF TRUST

      Except as provided in the succeeding paragraphs, the declaration of trust may only be amended with the approval of the administrative trustees. If the amendment affects the rights, powers, duties, obligations or immunities of the property trustee or the Delaware trustee, the amendment also requires the approval of the property trustee or the Delaware trustee, as appropriate.

      The declaration of trust may be amended without the consent of the holders of the trust preferred securities and the common securities to:

      .   cure any ambiguity;

      . correct or supplement any provision therein which may be defective or inconsistent with any other provision therein;

      .   add to the covenants, restrictions or obligations of The Laclede
          Group; or

      . conform to any change in Rule 3a-5 of the Investment Company Act of 1940 or written change in interpretation or application of that rule by any legislative body, court, government agency or regulatory authority which amendment does not have a material adverse effect on the rights, preferences or privileges of the holders of the trust preferred securities.

      The declaration of trust may not be amended, in the case of any proposed amendment, unless the property trustee shall have first received an officers' certificate from us that such amendment is permitted by, and conforms to the terms of, the declaration (including the terms of the trust preferred securities and the common securities). In the case of any proposed amendment that affects the rights, powers, duties, obligations or immunities of the property trustee or the Delaware trustee, the declaration may not be amended unless, the property trustee or the Delaware trustee, as the case may be, shall have first received an officers' certificate from us and an opinion of counsel (who may be counsel to us or the trust) that such amendment is permitted by, and conforms to the terms of, the declaration (including the terms of the trust preferred securities and the common securities).

      The declaration of trust also may not be amended to the extent the result of such amendment would be to:

      . cause the trust to fail to continue to be classified for purposes of U.S. federal income taxation as a grantor trust;

      . reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act of 1939; or

      . cause the trust to be deemed to be an investment company required to be registered under the Investment Company Act of 1940.

      In addition, if any proposed amendment to the declaration of trust provides for, or the administrative trustees otherwise propose to effect, (1) any action that would adversely affect the rights, privileges or preferences of the trust preferred securities or the common securities, whether by way of amendment to the declaration or otherwise, or (2) the dissolution, winding-up or termination of the trust, other than as described under "--Liquidation Distribution upon Dissolution" above, then the holders of outstanding trust preferred securities and common securities as a class will be entitled to vote on such amendment or proposal (but not on any other amendment or proposal) and such amendment or proposal shall not be effective except with the approval of the holders of a majority in liquidation amount of the securities, voting together as a single class; PROVIDED, HOWEVER, if any amendment or proposal referred to in clause (1) above would adversely affect only the trust preferred securities or only the common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of a majority in liquidation amount of such class; and PROVIDED FURTHER, that:

      . no such amendment or proposal that would reduce the principal amount or the distribution rate or change the payment dates or maturity of the trust preferred securities will be permitted without the consent of each holder of trust preferred securities;

      . the provisions of the declaration relating to the transfer of common securities and those described above in this "--Amendment of the Declaration of Trust" section may not be amended without the consent of all of the holders of the trust preferred securities and the common securities;

      . the provisions of the declaration relating to our ownership of, and responsibilities relating to, the common securities may not be amended without the consent of the holders of a majority in liquidation amount of the common securities; or

      . the rights of the holders of the common securities to increase or decrease the number of, and appoint and remove, trustees shall not be amended without the consent of the holders of a majority in liquidation amount of the common securities.

      If the consent of the property trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the property trustee will request the written direction of the holders of the trust preferred securities and the common securities with respect to that amendment, modification or termination and will vote with respect to that amendment, modification or termination as directed by holders of a majority in liquidation amount of the trust preferred securities and, if no event of default under the declaration has occurred and is continuing holders of a majority in liquidation amount of the common securities voting together as a single class; PROVIDED, HOWEVER, that where a consent under the indenture would require the consent of more than a simple majority, the property trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the securities that the relevant super majority represents of the aggregate principal amount of the debentures outstanding; PROVIDED, FURTHER, that the property trustee may not take any action in accordance with the directions of the holders described in this paragraph unless the property trustee has obtained an opinion of tax counsel to the effect that for the purposes of U.S. federal income tax the trust will not be classified as other than a grantor trust on account of such action.

  MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

      The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convert to, or convey, transfer or lease its properties and assets substantially as an entirety to any business trust or other business entity, except as described below. The trust may, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, consolidate, amalgamate, merge with or into, be replaced by, or convey, lease or transfer its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state, provided that:

      . the successor entity either (A) expressly assumes all of the obligations of the trust with respect to the trust preferred securities and the common securities or (B) substitutes for the trust preferred securities other successor securities having substantially the same terms as the trust preferred securities so long as such successor securities rank the same as the trust preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

      . we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

      . the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed or quoted;

      . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

      . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the material rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders' interests in the trust preferred securities as a result of such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease);

      . the successor entity has a purpose substantially identical to that of the trust;

      . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of a nationally recognized independent counsel to the trust to the effect that (A) the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the material rights, preferences and privileges of the holders of the trust preferred securities or the common securities (including any successor securities) in any material respect, (B) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940 Act and (C) following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the trust or any successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes; and

      . we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by our guarantee related to the trust preferred securities.

      Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities or the common securities, consolidate, amalgamate, merge with or into, convert to, be replaced by or convey, transfer or lease to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

  REGISTRATION AND TRANSFER OF CERTIFICATES

      The administrative trustees will provide for the registration of certificates representing the trust preferred securities and the common securities and of transfers of such certificates, which will be effected without charge but only upon payment (with the indemnity as the administrative trustees may require) in respect of any tax or other governmental charges that may be imposed in relation to it. Upon surrender for registration of transfer of any certificate, the administrative trustees will cause one or more new certificates to be issued in the name of the designated transferee or transferees. Every certificate surrendered for registration of transfer will be accompanied by a written instrument of transfer in form satisfactory to the administrative trustees duly executed by the holder or that holder's attorney duly authorized in writing. Each certificate surrendered for registration of transfer will be canceled by the administrative trustees. A transferee of a certificate will be entitled to the rights and subject to the obligations of a holder under the declaration of trust upon the receipt by such transferee of a certificate. By acceptance of a certificate, each transferee will be deemed to have agreed to be bound by the declaration. In the event that the trust preferred securities do not remain in book-entry only form, the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

  CERTAIN INFORMATION CONCERNING THE PROPERTY TRUSTEE

      The property trustee, prior to the occurrence of an event of default under the declaration of trust with respect to the trust preferred securities, undertakes to perform only those duties as are specifically set forth in the declaration and, after default, is obligated to exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of trust preferred securities, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities that might be incurred thereby. Except as explicitly provided in the declaration, the property trustee is liable for its own negligent actions, its failure to act or its willful misconduct.

      The Bank of New York, the property trustee, will also act as trustee under each of the indenture and the guarantee.

  GOVERNING LAW PROVISIONS

      The declaration of trust will be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws.

CERTAIN TERMS OF THE DEBENTURES

      The debentures will be issued as a series pursuant to a supplemental indenture or a resolution of our board of directors or a committee thereof as provided in the indenture.

  SUBORDINATION

      The debentures are unsecured and are junior in right of payment to all of our senior indebtedness. We may not make any payments of principal (including redemption payments) or interest on the debentures if we default on a payment on our senior indebtedness. See "Description of Debt Securities--Subordinated Debt Securities" in the accompanying base prospectus for more detailed information.

      On any distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities or any bankruptcy, insolvency or similar proceedings, all principal, premium, if any, and interest due or to become due on all senior indebtedness must be paid in full before the holders of the debentures are entitled to receive or retain any payment.

      Neither the debentures nor the guarantees will limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the debentures and the guarantees. If at June 30, 2002, we and the trust had issued and sold the trust preferred securities and the debentures and applied the estimated net proceeds thereof as described in this prospectus supplement, on a pro forma basis we would have had no senior indebtedness. In addition, as of that date, Laclede Gas had outstanding first mortgage bond obligations of approximately $285 million. See "Capitalization" and "Use of Proceeds" in this prospectus supplement.

  INTEREST RATE AND MATURITY

      The debentures will mature on       , 2032, and will bear interest,
accruing from       , 2002, at the annual rate of   % of their principal
amount, payable quarterly in arrears on       ,       ,        and        of
each year, beginning       , 2002. Interest payments not paid when due will
themselves accrue additional interest at the annual rate of   % (to the extent
permitted by law). When we refer to any payment of interest, interest includes such additional interest and any additional amounts referred to below. The interest payment provisions for the debentures correspond to the distribution provisions of the trust preferred securities. The debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity.

  ADDITIONAL AMOUNTS

      If the trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then we will be required to pay additional amounts on the debentures so that after the trust pays any taxes, the trust will be in the same position it would have been if it did not have to pay such taxes.

  REDEMPTION

      We may redeem, before their maturity:

      .   all or some of the debentures on one or more occasions anytime on or
          after        , 2007; or

      .   all but not less than all of the debentures before       , 2007, upon
          the occurrence of a special event as described under "--Certain Terms of of the Trust Preferred Securities--Special Event Redemption" above.

      If we decide to redeem debentures in these circumstances, the redemption price of each debenture redeemed will be equal to 100% of the principal amount of such debenture plus any accrued and unpaid interest on such debenture to the date of redemption.

  DISTRIBUTION OF DEBENTURES

      If the property trustee distributes the debentures to the trust preferred securities holders and common securities holders upon the dissolution and liquidation of the trust, the debentures will be distributed in denominations of $25 principal amount and integral multiples thereof. We anticipate that the debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the trust preferred securities, would act as depositary for the debentures. The depositary arrangements for the debentures would be substantially similar to those in effect for the trust preferred securities.

      For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption, other notices and other matters, see "--Certain Terms of the Trust Preferred
Securities--Book-Entry-Only Issuance--DTC," "--Purchases under the DTC System" and "--Payments under the DTC System" in this prospectus supplement.

  OPTION TO EXTEND INTEREST PAYMENT PERIOD

      We may, on one or more occasions, defer interest payments on the debentures for up to 20 consecutive quarterly periods, if no event of default has occurred and is continuing with respect to the debentures. A deferral of interest payments cannot extend beyond the stated maturity date of the debentures. No interest will be due and payable on the debentures until the end of the deferral period unless the debentures are redeemed prior to such time.

      We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or at a redemption or maturity date, we will be obligated to pay all accrued and unpaid interest.

      Once we make all interest payments on the debentures, with accrued interest, we may again defer interest payments on the debentures if no event of default under the debentures has then occurred and is continuing.

      During any deferral period and subject to certain exceptions, we will not be permitted to:

      . declare or pay any dividends or distributions or redeem, purchase, acquire or make a liquidation payment with respect to any shares of our capital stock;

      . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities issued by us that rank equal with or junior to the debentures; or

      . make any guarantee payments with respect to any guarantee by us of our debt securities if such guarantee ranks equal with or junior to the debentures.

      Because the debentures to be issued to the trust will rank equal with all other series of our subordinated debt securities that may be initially issued to certain other trusts, partnerships or other entities affiliated with us, during an interest deferral period, we will not be permitted to make payments on such other series of subordinated debt securities. Likewise, if we defer interest payments on any other of such series of subordinated debt securities, it is not expected that we will be permitted to make payments on the debentures.

      The restrictions described in the bullet points above will also apply if there occurs and is continuing a default or event of default under the indenture of which we have actual knowledge and in respect of which we have not taken reasonable steps to cure or if we default on our obligations under the guarantees.

      We will give the trust, the administrative trustees, the property trustee and the indenture trustee notice if we decide to defer interest payments on the debentures. As long as the debentures are held by the trust, we will give that notice at least one business day before the earlier of:

      . the record date for the next date distributions on the trust preferred securities would have been payable but for the decision to defer such interest payments; and

      . the date the trust is required to give notice to the New York Stock Exchange (or any other applicable self-regulatory organization) or to holders of the trust preferred securities on the record date or the date distributions are payable.

      There is no limitation on the number of times that we may elect to begin an extension period. The administrative trustees will give notice to the property trustee and the holders of trust preferred securities if we decide to defer interest payments on the debentures.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

      Following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the trust preferred securities and represents the opinion of Thompson Coburn LLP, St. Louis, Missouri, our counsel.

      The following discussion is general and may not apply to your particular circumstances for any of the following (or other) reasons:

      . This summary is based on U.S. federal income tax laws in effect as of the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

      . This summary discusses only trust preferred securities you acquire at original issuance at the original offering price and hold as capital assets (within the meaning of U.S. federal income tax law). It does not discuss all of the tax consequences that may be relevant to beneficial owners who are subject to special rules, such as banks, financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt organizations and tax-advantaged retirement accounts. This discussion also does not discuss tax consequences that may be relevant to an owner in light of the owner's particular circumstances, such as an owner holding a trust preferred security as a position in a straddle, hedging, conversion or other integrated investment.

      .   This summary does not address:

          (a)The tax consequences to shareholders in, or partners or beneficiaries of, a holder of trust preferred securities;

          (b)the U.S. alternative minimum tax consequences of purchasing, owning and disposing of trust preferred securities; or

          (c)any state, local or foreign tax consequences of purchasing, owning and disposing of trust preferred securities.

      The authorities on which this summary is based are subject to various interpretations, and the opinions of Thompson Coburn LLP are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the Internal Revenue Service with respect to the transaction described herein. Accordingly, we cannot assure you that the Internal Revenue Service will not challenge the opinion expressed herein or that a court would not sustain such a challenge.

      WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE TRUST PREFERRED SECURITIES BASED ON YOUR PARTICULAR CIRCUMSTANCES AND THE RELEVANT TAXING JURISDICTIONS.

UNITED STATES HOLDERS

  IN GENERAL

      For purposes of the following discussion, a "United States Holder" means:

      .   a citizen or individual resident of the United States;

      . a corporation, other entity treated as a corporation for U.S. federal income tax purposes, or partnership created or organized in or under the laws of the United States, any state or the District of Columbia;

      . an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source; or

      . a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

      If a partnership holds the trust preferred securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the trust preferred securities, you should consult your own tax advisor with respect to the purchase, owning and disposing of the trust preferred securities.

  CHARACTERIZATION OF THE TRUST

      Assuming full compliance with the terms of the declaration of trust (and other relevant documents), the trust will be characterized for U.S. federal income tax purposes as a grantor trust. Accordingly, for U.S. federal income tax purposes, if you, as a United States Holder, purchase a trust preferred security you will be considered the owner of an undivided interest in the debentures owned by the trust, and you will be required to include all income or gain recognized for U.S. federal income tax purposes with respect to your share of the debentures on your income tax return.

  INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

      Subject to the following discussion, you will be taxed on stated interest on the debentures when such interest is paid or accrued in accordance with your method of accounting for income tax purposes.

      Under the terms of the debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity date of the debentures. Under applicable Treasury Department regulations, if the likelihood of deferring interest payments is "remote," the debentures will not be considered issued with original issue discount, or OID.

      We conclude that, as of the date of this prospectus, the likelihood of our deferring payments of interest is "remote" within the meaning of the applicable Treasury Department regulations. This conclusion is based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the debentures. Therefore, the debentures should not be treated as issued with OID by reason of our deferral option alone. You should note, however, that no published rulings or any other published authorities of the Internal Revenue Service have addressed this issue. Accordingly, we cannot assure you that the Internal Revenue Service will not challenge this conclusion or that a court would not sustain such a challenge.

      In the event we exercise our option to defer payments of interest, the debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments on the debentures would thereafter be treated as OID. The OID would accrue on a constant yield method, and be includable in your taxable income, on a daily accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the debentures (including any period of interest deferral), without regard to the timing of payments under the debentures. Subsequent distributions of interest on the debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, you will include OID in gross income in advance of the receipt of cash, and if you dispose of a trust preferred security prior to the record date for payment of distributions on the debentures following that period, you will be subject to income tax on OID accrued through the date of disposition (and not previously included in your income), but you will not receive cash from the trust with respect to the OID.

      If our exercise of our option to defer payments of interest is not treated as remote, the debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest over the term of the debentures. You would include that OID in your taxable income, over the term of the debentures, on a daily accrual basis. We believe that the likelihood that we will elect to defer interest payments is remote and, therefore, we will take the position that the debentures will not be issued with OID.

  CHARACTERIZATION OF INCOME

      Because the income underlying the trust preferred securities will not be characterized as dividends for income tax purposes, a corporate holder of the trust preferred securities will not be entitled to a dividends-received deduction for any income from the trust preferred securities.

  MARKET DISCOUNT AND ACQUISITION PREMIUM

      If you are not the initial purchaser of the trust preferred securities or if you are the initial purchaser but you do not purchase at the original offering price, you may be considered to have acquired your undivided interest in the debentures with market discount or acquisition premium (as each term is defined for U.S. federal income tax purposes). In this situation, you need to contact your own tax advisor to determine your particular tax consequences.

  RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

      The trust may distribute the debentures to you at any time in exchange for your trust preferred securities and in liquidation of the trust if such a distribution would not be a taxable event for U.S. federal income tax purposes. Upon such distribution, you would have an aggregate adjusted basis in the debentures you receive for U.S. federal income tax purposes equal to your aggregate adjusted basis in your trust preferred securities. For U.S. federal income tax purposes, your holding period in the debentures you receive in such a liquidation of the trust would include the period during which you held the trust preferred securities.

      Under certain circumstances described herein (see "Description of Securities--Certain Terms of the Trust Preferred Securities--Redemption"), we may redeem debentures for cash and distribute the proceeds of such redemption to you in redemption of your trust preferred securities. Such a redemption would be taxable for U.S. federal income tax purposes, and you would recognize gain or loss as if you had sold the trust preferred securities for cash. See "Sales of trust preferred securities" below.

  SALES OF TRUST PREFERRED SECURITIES

      If you sell your trust preferred securities, you will recognize gain or loss equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized on the sale of such trust preferred securities. Your adjusted basis in the trust preferred securities generally will be the initial purchase price, increased by any OID previously included (or currently includable) in your gross income to the date of disposition, and decreased by payments received on the trust preferred securities (other than any interest received with respect to the period prior to the effective date we first exercise our option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the trust preferred securities for more than twelve months prior to the date of disposition.

      The trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you dispose of your trust preferred securities between record dates for payments of distributions thereon, you will generally be required to include accrued but unpaid interest (or OID, if any) on the debentures through the date of disposition in your taxable income for U.S. federal income tax purposes, but you will not receive any cash distribution relating to the accrued interest (or OID, if any). In general, you may deduct the amount of such accrued interest (or OID, if any) from the sales proceeds received in computing any gain or loss realized upon such disposition. To the extent the selling price is less than your adjusted tax basis, you will recognize a capital loss. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS

      The following discussion applies to you if you are not a United States Holder as described above.

      Payments of interest, including OID, if any, to you, as a non-United States Holder, on a trust preferred security will generally not be subject to withholding of U.S. federal income tax, provided that:

      . you did not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

      . you are not a controlled foreign corporation that is related to us through stock ownership;

      . you are not a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code; and

      . either (a) you certify to the trust or its agent (or other applicable payor), under penalties of perjury and in accordance with applicable Treasury regulations, that you are not a United States Holder and provide your name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a Financial Institution), and holds the trust preferred security in such capacity, certifies to the trust or its agent (or other applicable payor), under penalties of perjury and in accordance with applicable Treasury regulations, that it requires and has received such a statement from you or another Financial Institution between it and you in the chain of ownership, and furnishes the trust or its agent or other applicable payor with a copy thereof.

      It is possible that changes in the law affecting the income tax consequences of the debentures could adversely affect our ability to deduct interest payable on the debentures. Such changes could also cause the debentures to be classified as our equity, rather than our debt, for U.S. federal income tax purposes. This might cause the income derived from the debentures to be characterized as dividends, generally subject to a 30% income tax on a withholding basis, when paid to you if you are not a United States Holder, rather than as interest which, as discussed above, generally is exempt from income tax in the hands of a person who is not a United States Holder.

      You will generally not be subject to withholding of income tax or income tax on any gain realized upon the sale or other disposition of a trust preferred security.

      If you hold the trust preferred securities in connection with the active conduct of a U.S. trade or business, you will be subject to U.S. federal income on all income and gains recognized with respect to your proportionate share of the debentures.

INFORMATION REPORTING

      In general, information reporting requirements will apply to payments of any interest or premium on, and proceeds from the sale of, the trust preferred securities within the United States to, and to the accrual of OID on trust preferred securities with respect to, a non-corporate United States Holder. In addition, information reporting requirements may apply to payments of interest or premium on, and proceeds from the sale of, the trust preferred securities within the United States to, and to the accrual of OID on trust preferred securities with respect to, a non-United States Holder unless you certify in accordance with applicable Treasury regulations as to your non-United States Holder status or otherwise establish an exemption. Taxable income on the trust preferred securities for a calendar year should be reported to United States Holders on the appropriate forms by the following January 31st.

BACKUP WITHHOLDING

      Payments of any interest on, proceeds from the sale of, and the accrual of OID on, the trust preferred securities may be subject to a "backup" withholding tax at the applicable rate unless you comply with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against your U.S. federal income tax liability, or refunded, if the required information is provided to the Internal Revenue Service.

                             ERISA CONSIDERATIONS

      Each fiduciary of a pension, profit-sharing or other employee benefit plan (an "ERISA Plan") subject to Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") should consider the fiduciary standards of ERISA in the context of that ERISA Plan's particular circumstances before authorizing an investment in the trust preferred securities with assets of that Plan. In particular, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
Section 404(a) of ERISA and would be consistent with the documents and instruments governing a ERISA Plan.

      Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans that are not subject to ERISA but are subject to Section 4975 of the Internal Revenue Code (together with ERISA Plans, "Plans"), from engaging in certain transactions involving "Plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code (together "Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may cause a Party in Interest to be subject to an excise tax and a Plan fiduciary to incur certain liabilities under ERISA and/or Section 4975 of the Internal Revenue Code (and, in the case of individual retirement accounts, the loss of tax-exempt status), unless exemptive relief is available under an applicable statutory or administrative exemption.

      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code; however, those plans may be subject to federal, state or local laws or regulations which affect their ability to invest in the trust preferred securities. Any fiduciary of such a governmental, church or foreign plan considering an investment in the trust preferred securities should determine the need for, and, if necessary, the availability of, any exemptive relief under such laws or regulations.

      Under U.S. Department of Labor Regulation 29 C.F.R. (S) 2510.3-101 (the "Plan Assets Regulations") the assets of an entity in which a Plan acquired an equity interest will be deemed to be the assets of such Plan under certain circumstances. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features and specifically includes a beneficial interest in a trust.

      Under the Plan Assets Regulation, the assets of the trust will be considered to be the assets of the Plans investing in the trust preferred securities unless, among other exceptions not relevant here, (a) less than 25% of the value of each class of equity interests in the trust is held by Plans, which includes certain employee benefit plans not subject to ERISA or Section 4975 of the Internal Revenue Code (such as governmental, church and foreign plans) and entities whose underlying assets are "Plan assets" by reason of a Plan's investment in these entities (collectively, "Benefit Plan Investors"), or (b) the trust preferred securities are "publicly-offered securities" for purposes of the Plan Assets Regulation. We cannot assure you that the value of the trust preferred securities held by Benefit Plan Investors will be less than 25% of the total value of those trust preferred securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions of this exception. In addition, we cannot assure you that the trust preferred securities will be considered to be "publicly-offered securities" under the Plan Assets Regulation. All of the common securities will be purchased and held by us.

      If the assets of the trust are deemed to be the assets of the Plans investing in the trust, then certain transactions involving the trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and
Section 4975 of the Internal Revenue Code with respect to one or more of these Plans. For example, if we were a Party in Interest with respect to an investing Plan (either directly or by reason of ownership of its subsidiaries), extensions of credit between us and the trust (as represented by the debentures and the guarantees) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Internal Revenue Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if we were considered to be a fiduciary with respect to the trust as a result of certain powers we hold (such as the powers to remove and replace the property trustee and the administrative trustees), certain operations of the trust including the optional redemption or acceleration of the debentures, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Internal Revenue Code. To reduce the likelihood that these and other transactions involving the trust would be characterized as prohibited transactions, each investing Plan, by purchasing trust preferred securities, will be deemed to have directed the trust to invest in the debentures and to have appointed the property trustee.

      The Department of Labor has issued five prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions that may arise from the purchase, holding or disposition of the trust preferred securities if assets of the trust were deemed to be the assets of the Plans investing in the trust as described above. Those class exemptions are PTCE 96-23 (for certain transactions effected on behalf of a Plan by an in-house asset manager), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate pooled accounts), and PTCE 84-14 (for certain transactions effected on behalf of a Plan by an independent qualified professional asset manager).

      Because we or any other person may be or become a Party in Interest with respect to an investing Plan, the trust preferred securities may not be purchased by, should not be held by and should not be disposed to, any Plan, any entity whose underlying assets include "Plan assets" by reason of a Plan's investment in such entity (a "Plan Asset Entity"), or any person investing the assets of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption regardless of whether the assets of the trust are deemed to be the assets of the Plans investing in the trust preferred securities. Any purchaser or holder of the trust preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing or holding such securities on behalf of or with the assets of any Plan, or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding.

      Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries and other persons considering purchasing the trust preferred securities on behalf of or with the assets of any Plan consult with their counsel regarding the potential consequences if the assets of the trust were deemed to be "Plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

      This discussion is general in nature and is not intended to be complete. Any fiduciary of a Plan, governmental plan, church plan or a foreign plan considering an investment in the trust preferred securities should consult with its legal advisors regarding the consequences and advisability of such investment.

      Insurance companies considering an investment in the trust preferred securities should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Under Section 401(c), the Department of Labor issued Regulation 29 C.F.R.
(S) 2550.401c-1 (the "General Account Regulation") in January 2000 with respect to insurance policies that are supported by an insurer's general account. The General Account Regulation describes which assets held by the insurer in its general account constitute assets of a Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and provides guidance with respect to the application of Title I of ERISA and
Section 4975 of the Internal Revenue Code to the general account assets of insurers.

                                 UNDERWRITING

GENERAL

      Subject to the terms and conditions of an underwriting agreement, the trust has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from the trust, the number of trust preferred securities set forth opposite its name below.

                                                    NUMBER OF TRUST
               UNDERWRITER                        PREFERRED SECURITIES
               -----------                        --------------------
      Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated....................
      U.S. Bancorp Piper Jaffray Inc.............
                                                       ---------
               Total.............................      1,800,000
                                                       =========

      In the underwriting agreement the several underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all the trust preferred securities offered hereby if any of the trust preferred securities are purchased. In the event of default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated.

      We and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the underwriters may be required to make.

      The underwriters are offering the preferred securities, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the preferred securities, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      Certain of the underwriters and their affiliates have in the past and may in the future engage in transactions with, or perform services for, us in the ordinary course of their businesses. In particular, we obtained a loan from U.S. Bank, an affiliate of U.S. Bancorp Piper Jaffray, one of the underwriters, in January 2002 to fund our acquisition of SM&P, which we intend to repay with the net proceeds from the sale of the debentures. See "Use of Proceeds." Because more than 10% of the net proceeds of this offering will be paid to an affiliate of a member of the National Association of Securities Dealers, Inc. that is participating in this offering, this offering is conducted in compliance with Rule 2710(c)(8) of the Conduct Rules of the NASD. The underwriters have informed us that they will not confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

COMMISSIONS AND DISCOUNTS

      The underwriters will offer the trust preferred securities directly to the public initially at $25 per trust preferred security. The underwriters may also offer the trust preferred securities to certain dealers at the
above-mentioned offering price less a concession of $   per trust preferred
security. The underwriters may allow, and such dealers may reallow, a discount
not in excess of $   per trust preferred security to certain dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      Because the proceeds from the sale of the trust preferred securities and the common securities will be used to purchase the debentures, The Laclede Group has agreed to pay to the underwriters an underwriting commission of $
per trust preferred security or a total of $      .

      We will pay all expenses, estimated to be approximately $300,000, associated with the offer and sale of the trust preferred securities.

NEW YORK STOCK EXCHANGE LISTING

      Before this offering, there was no established public trading market for the trust preferred securities. We plan to list the trust preferred securities on the New York Stock Exchange under the symbol "LG PrA." If approved, trading of the trust preferred securities on the New York Stock Exchange is expected to begin within 30 days of the issuance of the trust preferred securities. In order to meet all the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial holders. The underwriters have advised us that they intend to make a market in the trust preferred securities prior to the commencement of trading on the New York Stock Exchange. However, the underwriters are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurance that a liquid trading market for the trust preferred securities will be available.

NO SALES OF SIMILAR SECURITIES

      We and the trust have agreed that, during a period of 30 days from the date of this prospectus supplement, we will not offer, sell, contract to sell or otherwise dispose of any trust preferred securities, any other beneficial interests of the trust or any securities of us that are substantially similar to the trust preferred securities, including the guarantees, and including, but not limited to, any securities that are convertible into or exchangeable for or that represent the right to receive trust preferred securities or any such substantially similar securities of either the trust or us (except the debentures and the trust preferred securities offered by this prospectus supplement), without the prior consent of the underwriters.

SETTLEMENT

      It is expected that delivery of the trust preferred securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be
the     business day following the date of this prospectus supplement.

PRICE STABILIZATION AND SHORT POSITIONS

      In connection with the sale of the trust preferred securities, SEC rules permit the underwriters to engage in transactions that stabilize the price of the trust preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the trust preferred securities.

      The underwriters may create a short position in the trust preferred securities in connection with this offering. That means they may sell a larger number of the trust preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase trust preferred securities in the open market to reduce the short position.

      If the underwriters purchase the trust preferred securities to stabilize the price or to reduce their short position, the price of the trust preferred securities could be higher than it might be if they had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the trust preferred securities.

      The underwriters may suspend any of these activities at any time.

PENALTY BIDS

      The underwriters also may impose a penalty bid on certain underwriters and selling group members. This means that, if the underwriters purchase trust preferred securities in the open market to reduce the underwriters' short position or to stabilize the price of the trust preferred securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those trust preferred securities as part of this offering.

                                 LEGAL MATTERS

      Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the declaration of trust and the creation of the trust will be passed upon on behalf of the trust by Richards, Layton & Finger, P.A., special Delaware counsel to the trust. The validity of the trust preferred securities guarantee, the debentures and certain matters relating thereto will be passed upon on our behalf by Thompson Coburn LLP, St. Louis, Missouri. Certain legal matters will be passed upon on behalf of the underwriters by Pillsbury Winthrop LLP, New York, New York. From time to time Thompson Coburn LLP and Pillsbury Winthrop LLP provide legal services to us and Laclede Gas. Certain U.S. federal income taxation matters will be passed upon for the trust and us by Thompson Coburn LLP, St. Louis, Missouri.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in the accompanying base prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 200l have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated therein by reference, and have been so incorporated in reliance upon the reports of such firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
-----------

                            THE LACLEDE GROUP, INC.

                                 $500,000,000

                            SENIOR DEBT SECURITIES
                         SUBORDINATED DEBT SECURITIES
                                 COMMON STOCK
                           STOCK PURCHASE CONTRACTS
                                      AND
                             STOCK PURCHASE UNITS

                            LACLEDE CAPITAL TRUST I

                          TRUST PREFERRED SECURITIES

                GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY
                            THE LACLEDE GROUP, INC.

      The Laclede Group may offer senior debt securities, subordinated debt securities, shares of common stock, stock purchase contracts and stock purchase units.

      Laclede Capital Trust I may offer trust preferred securities that will be guaranteed by The Laclede Group to the extent discussed in this prospectus.

      The aggregate initial offering price of the securities that the trust and we will offer will not exceed $500,000,000. We may offer these securities from time to time, in amounts, on terms and at prices that we will determine at the time they are offered for sale.

      This prospectus contains summaries of the general terms of these securities. We will describe these terms and prices, and the manner in which they are being offered, in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered. You should read this prospectus and the applicable prospectus supplement, including the "Risk Factors" section of the applicable prospectus supplement, carefully before you invest.

      THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF ANY OF THESE SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      The Laclede Group's common stock is listed on the New York Stock Exchange under the symbol "LG." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

      We may sell the securities to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangement made with those underwriters, dealers or agents.

                               -----------------


NEITHER THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
   COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION  TO
         THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                  THE DATE OF THIS PROSPECTUS IS MAY 6, 2002.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
About This Prospectus......................................................  3
Forward-Looking Statements.................................................  3
Where You Can Find More Information........................................  4
The Laclede Group..........................................................  5
Laclede Capital Trust I....................................................  6
Use of Proceeds............................................................  7
Ratios of Earnings to Fixed Charges........................................  8
Description of Debt Securities.............................................  8
Description of Common Stock................................................  19
Description of Stock Purchase Contracts and Stock Purchase Units...........  23
Description of Trust Preferred Securities..................................  23
Description of the Guarantees..............................................  25
Book-Entry Securities......................................................  28
Plan of Distribution.......................................................  30
Legal Opinions.............................................................  32
Experts....................................................................  32

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a "shelf" registration, or continuous offering, process. Under this shelf registration process, Laclede may issue and sell senior debt securities or subordinated debt securities, common stock, stock purchase contracts and stock purchase units and the trust may issue trust preferred securities in one or more offerings with a maximum aggregate offering price of up to $500,000,000. The trust preferred securities will be issued by Laclede Capital Trust I.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

      In this prospectus, "we," "us," "our" and "Laclede" refers to The Laclede Group, Inc., "Laclede Gas" refers to Laclede Gas Company, our principal subsidiary, and the "trust" refers to Laclede Capital Trust I.

                          FORWARD-LOOKING STATEMENTS

      Some of the information and discussion included in this prospectus, any prospectus supplement or term sheet and the documents Laclede has incorporated by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements related to future events or Laclede's future financial performance may use certain words, such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "seek" and similar words and expressions that identify forward-looking statements that involve uncertainties and risks. Future developments, however, may not be in accordance with our expectations or beliefs, and the effect of future developments may not be those that we anticipate. There are many factors that may cause results to differ materially from those contemplated, including:

      .   weather conditions;

      . legislative, regulatory and judicial mandates and decisions, particularly those applicable to our utility subsidiary, some of which may be retroactive, including those affecting

          .   allowed rates of return

          .   incentive regulation

          .   industry and rate structures

          .   purchased gas adjustment provisions

          .   franchise renewals

          .   environmental or safety matters

          .   taxes

          .   accounting standards;

      . capital and energy commodity market conditions including the ability to obtain funds for necessary capital expenditures and the terms and conditions imposed for obtaining sufficient gas supply for our utility subsidiary;

      .   general economic, competitive, political and regulatory conditions;

      .   the results of litigation;

      . our utility subsidiary's ability to collect amounts owed from its customers, as well as any conservation efforts of its customers;

      .   employee workforce issues particularly at our utility subsidiary; and

      .   other factors discussed in "Risk Factors."

      Readers are urged to consider the risks, uncertainties and other factors that could affect our business as described in this prospectus, any prospectus supplement, term sheet and the documents incorporated herein by reference. We do not, by including this statement, assume any obligation to publicly update or revise any particular forward-looking statement in light of future events.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. These SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      In connection with this offering, Laclede and the trust have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 covering the securities. As permitted by SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the securities we may offer, you should refer to the registration statement, including its exhibits.

      The SEC allows us to "incorporate by reference" into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus, any prospectus supplement, or term sheet, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have filed previously with the SEC, and later information that Laclede files with the SEC will automatically update and supersede that information as well as information in the prospectus and any accompanying prospectus supplement or term sheet. These documents contain important information about us and our finances.

SEC FILINGS (FILE NO. 1-16681)                     PERIOD/DATE
------------------------------                     -----------
Annual Report on Form 10-K                         Year ended September 30, 2001
Quarterly Reports on Form 10-Q                     Quarter ended December 31, 2001
Current Reports on Form 8-K                        October 1, 2001, October 25, 2001,
                                                   December 12, 2001, December 13,
                                                   2001, December 14, 2001,
                                                   January 24, 2002 and February 20, 2002
Registration Statement on Form 8-A                 September 6, 2001

      The documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 after the date of this prospectus are also incorporated by reference into this prospectus.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                              CORPORATE SECRETARY
                            THE LACLEDE GROUP, INC.
                        720 OLIVE STREET, 15/TH/ FLOOR
                           ST. LOUIS, MISSOURI 63101
                                (314) 342-0503

      You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with information that is different from this information.

      Separate financial statements of the trust have not been included in this prospectus. Laclede and the trust do not consider those financial statements to be helpful because:

      . we beneficially own directly or indirectly all of the undivided beneficial interests in the assets of the trust (other than the beneficial interests represented by the trust preferred securities). See "Laclede Capital Trust I," "Description of Securities--Trust Preferred Securities" and "Description of Securities--The Guarantee;"

      . to the extent described in this prospectus, we will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding up, are at least in the same position with regard to our assets as a preferred shareholder;

      . in future filings under the Securities Exchange Act of 1934, an audited footnote to our annual financial statements will state that the trust is wholly owned by us, that the sole assets of the trust are our subordinated debt securities having a specified total principal amount, and that, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by us of the trust's obligations under the trust preferred securities issued by the trust; and

      . the trust is a newly created entity, has no operating history, no independent operations and is not engaged in, and will not engage in, any activity other than as described under "Laclede Capital Trust I."

                               THE LACLEDE GROUP

      The Laclede Group, Inc., a Missouri corporation, is a holding company. Its principal subsidiary is Laclede Gas Company that provides natural gas service. Laclede is also developing its presence in non-regulated activities that fit well and are believed to provide opportunities for sustainable growth. Laclede Gas was founded in 1857 and is the largest natural gas distribution utility in Missouri, serving more than 630,000 residential, commercial and industrial customers in metropolitan St. Louis and surrounding counties in eastern Missouri. For the twelve months ended December 31, 2001, Laclede reported total revenue of approximately $852 million. For that same period, non-regulated subsidiaries provided approximately 8% of our revenues.

      On January 28, 2002, Laclede acquired SM&P Utility Resources, Inc. from NiSource, Inc. SM&P operates an underground locating and marking service in ten midwestern states, with about 2,000 employees. For the twelve months ended December 31, 2001, it had revenues of approximately $106.6 million.

      In addition, Laclede directly or indirectly owns all of the common stock of the following subsidiaries:

      Laclede Pipeline Company, which operates a propane pipeline that connects the propane storage facilities of Laclede Gas in St. Louis County, Missouri, to propane supply terminal facilities located at Wood River and Cahokia, Illinois.

      Laclede Investment LLC, which invests in other enterprises and has made loans to several joint ventures engaged in real estate development, including several of those in which Laclede Development Company invests.

      Laclede Energy Resources, Inc., which engages in non-utility efforts to market natural gas and related activities.

      Laclede Gas Family Services, Inc., which is a Missouri-licensed insurance agency that promotes the sale of insurance and related products.

      Laclede Development Company, which participates in real estate development, primarily through investment in joint ventures.

      Laclede Venture Corp., which offers services for the compression of natural gas to third parties who desire to use or sell compressed natural gas for use in vehicles.

      Laclede's principal offices are located at 720 Olive Street, St. Louis, Missouri, 63101 and its telephone number is 314-342-0500.

      The foregoing information about Laclede and its subsidiaries is only a general summary and is not intended to be comprehensive. For additional information about Laclede and its business you should refer to the information described under the caption "Where You Can Find More Information."

                            LACLEDE CAPITAL TRUST I

      Laclede Capital Trust I is a statutory business trust created under the Delaware Business Trust Act by way of:

      . a declaration of trust executed by us, as sponsor, and the trustees of the trust; and

      . the filing of a certificate of trust with the Secretary of State of the State of Delaware.

      At the time of public issuance of the trust preferred securities, the trust agreement will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939. The trust preferred securities and the common securities of the trust will represent undivided beneficial interests in the assets of the trust. We will own all the common securities of the trust representing a total liquidation amount equal to at least 3% of the total capital of the trust. The preferred securities will represent the remaining percentage of Laclede Capital Trust I's total capitalization. The trust common securities will have terms substantially equal to, and will rank equal in priority of payment with, the trust preferred securities. However, if we default on our debt securities owned by Laclede Capital Trust I or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of the trust must be paid or delivered to holders of trust preferred securities before the holders of the trust common securities. Laclede Capital Trust I may not borrow money, use debt, grant mortgages or pledge any of its assets. The trust preferred securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.

      The trust exists for the exclusive purposes of:

      . issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the trust;

      . investing the gross proceeds of the common securities and the trust preferred securities in our debt securities and holding and disposing of such debt securities in accordance with the declaration of trust; and

      . engaging in only those other activities necessary or incidental thereto.

      Unless otherwise specified in the prospectus supplement, the following five trustees will conduct Laclede Capital Trust I's business and affairs:
Three of our employees, officers or affiliates, as administrative trustees, The Bank of New York, as property trustee; and The Bank of New York (Delaware), as the Delaware trustee.

      The Bank of New York also serves as the indenture trustee for purposes of compliance with provisions of the Trust Indenture Act of 1939, the guaranty trustee under our guarantees in favor of the holders of trust preferred securities and common securities and debt trustee under the indenture related to our debt securities. The property trustee holds our debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee has the power to exercise all rights, powers and privileges under the indenture as holder of our debt securities. In addition, the property trustee maintains exclusive control of a segregated, non-interest bearing bank account to hold all payments made in respect of our debt securities for the benefit of the holders of the trust common and trust preferred securities. The property trustee makes payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust common and trust preferred securities out of funds from that bank account. As a direct or indirect holder of all trust common securities, we have the right to appoint, remove or replace any administrative trustee and to increase or decrease the number of administrative trustees. We pay all fees and expenses related to Laclede Capital Trust I and any offering of the trust preferred securities.

      The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement and the Delaware Business Trust Act. The trust agreement, the indenture and our guarantee also incorporate by reference terms of the Trust Indenture Act of 1939. The trust agreement, indenture and our guarantee will be qualified under the Trust Indenture Act.

      The Delaware trustee for the trust in the State of Delaware is The Bank of New York (Delaware). The principal place of business of the trust will be c/o The Laclede Group, Inc., 720 Olive Street, St. Louis, Missouri 63101.

                                USE OF PROCEEDS

      Unless we state otherwise in any applicable prospectus supplement, we may use the net proceeds from any sale of the offered securities:

      . to finance our subsidiaries' working capital and capital expenditure needs;

      . to redeem, repurchase, repay or retire outstanding indebtedness, including indebtedness of our subsidiaries;

      . to finance strategic investments in or future acquisitions of other entities or their assets; and

      .   for other general corporate purposes.

      The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering.

      The proceeds from the sale of trust preferred securities by the trust will be invested in our subordinated debt securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the respective periods indicated:

                                              TWELVE MONTHS
                                              ENDED DECEMBER 31, YEARS ENDED SEPTEMBER 30, (1)
                                              ------------------ -----------------------------
                                              2001    2000 (1)   2001  2000  1999  1998  1997
                                              ----    --------   ----  ----  ----  ----  ----
Ratio of earnings to fixed charges (2)        2.0       3.1      2.6   2.6   2.9   3.0   3.6

--------
(1)The ratios for these years pre-date the corporate reorganization effective October 1, 2001 in which Laclede became the corporate parent of Laclede Gas and its subsidiaries. Thus, these ratios reflect Laclede Gas's and its subsidiaries' ratios of earnings to fixed charges for the periods prior to October 1, 2001.
(2)For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges include all interest expense and the proportion of rent expense deemed representative of the interest factor.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

      The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent our unsecured debt obligations. We may issue one or more series of debt securities directly to the public, to a trust or as part of a stock purchase unit from time to time. We expect that each senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under a senior debt indenture between us and The Bank of New York, as trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between us and The Bank of New York. The form of the senior debt indenture, the form of the subordinated indenture and the form of supplemental indentures or other instruments establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture will be qualified under the Trust Indenture Act of 1939.

      There is no requirement under the senior debt indenture nor under the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior debt indenture and the subordinated indenture provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time.

      Unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuance of additional senior debt securities or subordinated debt securities of that series, as applicable. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

      The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. Copies of the indentures may also be obtained from Laclede or the applicable trustee.

      The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

      .   the title of the debt securities;

      .   whether the debt securities will be senior or subordinated debt;

      .   the total principal amount of the debt securities;

      . the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

      . the maturity date or dates or the method of determining the maturity date or dates;

      .   the interest rate or the method of computing the interest rate;

      . the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

      .   the location where payments on the debt securities will be made;

      . the terms and conditions on which the debt securities may be redeemed at the option of Laclede;

      . any obligation of Laclede to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

      . any provisions for the discharge of Laclede's obligations relating to the debt securities by deposit of funds or United States government obligations;

      . whether the debt securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

      . any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

      .   any additional events of default; and

      .   any other specific terms of the debt securities.

      Federal income tax consequences and other special considerations applicable to any debt securities issued by Laclede at a discount will be described in the applicable prospectus supplement.

      REGISTRATION, TRANSFER AND EXCHANGE. Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of The Depository Trust Company, as depositary, or its nominee, and deposited with, or on behalf of, the depositary. Except in the circumstances described under "Book-Entry Securities," owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the senior debt indenture or the subordinated debt indenture.

      Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer--duly endorsed or accompanied by a duly executed instrument of transfer--at the office of any security registrar we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

      Unless otherwise indicated in the applicable prospectus supplement, the security registrar will be the trustee under the applicable indenture. We may at any time designate additional security registrars or rescind the designation of any security registrar or approve a change in the office through which any security registrar acts, except that we will be required to maintain a security registrar in each place of payment for the debt securities of each series.

      PAYMENT AND PAYING AGENTS. Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under "Book-Entry Securities."

      Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us. The holder of such debt security thereafter may look only to us for payment thereof, subject to the laws of unclaimed property.

      REDEMPTION. Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by the method provided for that particular series, or in the absence of any such provision, by the trustee in the manner it deems fair and appropriate.

      Any notice of redemption at our option may state that redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, the senior debt securities and that if that money has not been so received, the notice will be of no force and effect and we will not be required to redeem the debt securities.

      ANNUAL NOTICE TO TRUSTEE. We will provide to each trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the applicable indenture.

      NOTICES. Notices to holders of debt securities will be given by mail to the addresses of the holders as they may appear in the security register for the applicable debt securities.

      TITLE. Laclede, the trustee, and any agent of Laclede or the trustee, may treat the person in whose name debt securities are registered as the absolute owner of those debt securities, whether or not those debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

      GOVERNING LAW. Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

      REGARDING THE TRUSTEE. The Bank of New York is the trustee under the senior debt indenture as well as under the subordinated debt indenture.

      A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the applicable indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the applicable indenture.

      Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable senior debt securities upon the property and funds held or collected by the trustee as such.

      CONSOLIDATION, MERGER OR SALE OF ASSETS. Each indenture provides that we may consolidate with or merge into, or sell, lease or convey our property as an entirety or substantially as an entirety to any other corporation if the successor corporation assumes our obligations under the debt securities and the indentures and is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

SENIOR DEBT SECURITIES

      GENERAL. The following summaries of some important provisions of the senior debt indenture (including its supplements) are not complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is an exhibit to the registration statement of which this prospectus forms a part.

      RANKING. The senior debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of December 31, 2001, we had no outstanding debt that would have ranked equally with the senior debt securities, although, on January 28, 2002, we obtained a $42.8 million loan for the purchase of SM&P Utility Resources, which loan would rank equal with the senior debt securities. As of such date, Laclede Gas had outstanding mortgage obligations of approximately $285 million.

      Laclede is a holding company that derives substantially all of its income from its operating subsidiaries and primarily from its utility subsidiary. As a result, our cash flows and consequent ability to service our debt, including the senior debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the senior debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. As of December 31, 2001, our subsidiaries had approximately $420 million of aggregate outstanding debt and preferred stock.

      EVENTS OF DEFAULT. Each of the following will constitute an event of default under the senior debt indenture with respect to senior debt securities of any series:

      . Failure to pay principal of or premium, if any, on any senior debt security of that series, as the case may be, within three business days after maturity;

      . Failure to pay interest on the senior debt securities of such series within 60 days after the same becomes due and payable;

      . Failure to perform or breach of any of our other covenants or warranties in the senior debt indenture (other than a covenant or warranty solely for the benefit of one or more series of senior debt securities other than that series) for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series;

      . Certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

      . Any other event of default specified in the applicable prospectus supplement with respect to senior debt securities of a particular series.

No event of default with respect to the senior debt securities of a particular series necessarily constitutes an event of default with respect to the senior debt securities of any other series issued under the senior debt indenture.

      If an event of default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of that series, by notice in writing, may declare the principal amount of and interest on all of the senior debt securities of that series to be due and payable immediately. However, if the event of default applies to more than one series of senior debt securities under the senior debt indenture, the trustee for that series or the holders of at least 33% in aggregate principal amount of the outstanding senior debt securities of all such series, considered as one class, and not the holders of the senior debt securities of any one of such series, may make such declaration of acceleration.

      At any time after an acceleration with respect to the senior debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be considered waived, and the acceleration will be considered rescinded and annulled, if

      . we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all senior debt securities of that series, the principal of and premium, if any, on the senior debt securities of that series that have become due otherwise than by acceleration and interest, if any, thereon at the rate or rates specified in such senior debt securities, interest, if any, upon overdue installments of interest at the rate or rates specified in such senior debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for that series under the senior debt indenture; or

      . any other event or events of default with respect to the senior debt securities of such series have been cured or waived as provided in the senior debt indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

      There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

      Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the senior debt indenture.

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      No holder of senior debt securities of any series will have any right to institute any proceeding under the senior debt indenture, or to exercise any remedy under the senior debt indenture, unless:

      . the holder has previously given to the trustee written notice of a continuing event of default;

      . the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series in respect of which an event of default shall have occurred and be continuing have made a written request to the trustee and have offered reasonable indemnity to the trustee to institute proceedings; and

      . the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during that period.

However, the limitations discussed above do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest, if any, on, a senior debt security on or after the applicable due date.

      MODIFICATION AND WAIVER. Laclede and the trustee may enter into one or more supplemental indentures without the consent of any holder of senior debt securities for any of the following purposes:

      . to evidence the assumption by any permitted successor of our covenants in the senior debt indenture and in the senior debt securities;

      . to add additional covenants or to surrender any of our rights or powers under the senior debt indenture;

      .   to add additional events of default;

      . to change, eliminate, or add any provision to the senior debt indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of senior debt securities of any series in any material respect, such change, elimination, or addition will become effective only:

         . when the consent of the holders of senior debt securities of such series has been obtained in accordance with the senior debt indenture; or

         . when no debt securities of the affected series remain outstanding under the senior debt indenture;

      . to provide collateral security for all but not part of the senior debt securities;

      . to establish the form or terms of senior debt securities of any other series as permitted by the senior debt indenture;

      . to provide for the authentication and delivery of bearer securities and coupons attached thereto;

      . to evidence and provide for the acceptance of appointment of a successor trustee;

      . to provide for the procedures required for use of a noncertificated system of registration for the senior debt securities of all or any series;

      . to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

      . to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the senior debt indenture; provided that such action shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

      The holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding may waive our compliance with certain restrictive provisions of the senior debt indenture. The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default under the senior debt indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the senior debt indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior debt security of the series affected.

      If the Trust Indenture Act of 1939 is amended after the date of the senior debt indenture in such a way as to require changes to the senior debt indenture, the senior debt indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment.

      The consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding is required for all other modifications to the senior debt indenture. However, if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

      . change the stated maturity of the principal of, or any installment of principal of or interest on, any senior debt security, or reduce the principal amount of any senior debt security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior debt security, without the consent of the holder;

      . reduce the percentage in principal amount of the outstanding senior debt securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the senior debt indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

      . modify certain of the provisions of the senior debt indenture relating to supplemental indentures, waivers of certain covenants and waiver of past defaults with respect to the senior debt securities of any series, without the consent of the holder of each outstanding senior debt security affected thereby.

      A supplemental indenture which changes the senior debt indenture solely for the benefit of one or more particular series of senior debt securities, or modifies the rights of the holders of senior debt securities of one or more series, will not affect the rights under the senior debt indenture of the holders of the senior debt securities of any other series.

      The senior debt indenture provides that senior debt securities owned by us or anyone else required to make payment on the senior debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

      We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other act of the holders, but we shall have no obligation to do so. If a record date is fixed for that purpose, the request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same senior debt securities and the holder of every senior debt security issued upon the registration of transfer of or in exchange for those senior debt securities. A transferee will be bound by acts of the trustee or us taken in reliance upon an act of holders whether or not notation of that action is made upon that senior debt security.

      SATISFACTION AND DISCHARGE.   We will be discharged from our obligations
on the senior debt securities of a particular series, or any portion of the principal amount of the senior debt securities of such series, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the senior debt securities of such series at their maturity, stated maturity date, or redemption.

      The indenture will be deemed satisfied and discharged when no senior debt securities remain outstanding and when we have paid all other sums payable by us under the senior debt indenture.

      All moneys we pay to the trustee or any paying agent on senior debt securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of us. Thereafter, the holder of such senior debt security may look only to us for payment thereof, subject to the laws of unclaimed property.

SUBORDINATED DEBT SECURITIES

      GENERAL. The subordinated debt securities will be unsecured and issued under a separate subordinated indenture and, unless otherwise specified in the applicable prospectus supplement, will rank equally with our other unsecured and subordinated indebtedness. The subordinated indenture does not limit the aggregate principal amount of subordinated debt securities that may be issued under the subordinated indenture.

      SUBORDINATION. If subordinated debt securities are issued to the trust or the trustee of the trust in connection with the issuance of trust preferred securities of the trust, or if otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the subordinated indenture, to all of our "senior indebtedness."

      "Senior indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

      . our indebtedness for money borrowed or evidenced by the senior debt securities or any debentures (other than the subordinated debt securities), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by us;

      .   our capital lease obligations;

      . our obligations incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      .   our obligations with respect to letters of credit;

      . all indebtedness of others of the type referred to in the four preceding bullet points assumed by or guaranteed in any manner by us or in effect guaranteed by us;

      . all indebtedness of others of the type referred to in the five preceding bullet points secured by a lien on any of our property or assets; or

      . renewals, extensions or refundings of any of the indebtedness referred to in the preceding six bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

      If we default in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities issued under the subordinated indenture. The subordinated indenture provisions described in this paragraph, however, do not prevent us from making sinking fund payments on subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

      The subordinated indenture does not limit the total amount of senior indebtedness that may be issued. As noted above, we had no senior indebtedness as of December 31, 2001. Since that date, however, we obtained a loan of $42.8 million to purchase SM&P Utility Resources, which loan would be senior indebtedness.

      CERTAIN COVENANTS IF SUBORDINATED DEBT SECURITIES ARE ISSUED TO THE TRUST. If subordinated debt securities are issued to the trust or the trustee of the trust in connection with the issuance of trust preferred securities of the trust, we will covenant that we will not make the payments and distributions described below if:

      .   an event of default has occurred under the subordinated indenture;

      . an event of which we have actual knowledge occurs which, with the giving of notice or the lapse of time, or both, would constitute an event of default under the subordinated indenture and which we have not taken reasonable steps to cure;

      . we are in default with respect to our payment obligations under the guarantees relating to the trust preferred securities; or

      . we have elected to defer payments of interest on the related subordinated debt securities by extending the interest payment period and that deferral is continuing.

      In these circumstances, we will not:

      . declare or pay any dividends or distributions on, or redeem, purchase, or make a liquidation payment with respect to, any of our capital stock other than:

         . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock;

         .   transactions relating to our shareholders' rights plan;

         .   payments under the preferred securities guarantee;

         . as a result of and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

         . the purchase of fractional share interests upon conversion or exchange of our capital stock; or

      . make any payment of principal, interest or any premium on, or repay or repurchase or redeem any of our debt securities (including guarantees) that rank equal with or junior to, the subordinated debt securities.

      In addition, if subordinated debt securities are issued in connection with the issuance of trust preferred securities of the trust, we will agree:

      . to maintain, directly or indirectly, 100% ownership of the trust common securities, provided that certain successors permitted pursuant to the indenture may succeed to our ownership of the common securities;

      .   not to voluntarily dissolve, wind up or liquidate the trust, except

         . in connection with a distribution of the subordinated debt securities to the holders of the trust preferred securities in liquidation of the related trust; or

         . in connection with specified mergers, consolidations or amalgamations permitted by the amended and restated declaration of trust; and

      . to use our reasonable efforts to cause the related trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

      EVENTS OF DEFAULT. The subordinated indenture provides that events of default regarding any series of subordinated debt securities include the following events that shall have occurred and be continuing:

      . failure to pay required interest on the series of subordinated debt securities for 30 days;

      . failure to pay when due principal on the series of subordinated debt securities;

      . failure to make any required deposit or payment of any sinking fund or analogous payment on the series of subordinated debt securities when due;

      . failure to perform, for 90 days after notice, any other covenant in the subordinated indenture applicable to the series of subordinated debt securities;

      .   certain events of bankruptcy or insolvency, whether voluntary or not;
          and

      . with respect to a series of subordinated debt securities issued to a trust in connection with the issuance by the trust of trust preferred securities, the trust is voluntarily or involuntarily dissolved, wound up or terminated, except in connection with

         . the distribution of the subordinated debt securities to the holders of the common securities and the trust preferred securities in liquidation of the trust;

         . the redemption of all outstanding common securities and trust preferred securities of the trust; and

      . mergers, consolidation or amalgamations permitted by the declaration of that trust.

      If an event of default regarding subordinated debt securities of any series should occur and be continuing, either the subordinated debt securities trustee or the holders of at least 25% in total principal amount of outstanding subordinated debt securities of such series may declare each subordinated debt securities of that series immediately due and payable.

      Holders of a majority in total principal amount of the outstanding subordinated debt securities of any series will be entitled to control certain actions of the subordinated debt securities trustee and to waive past defaults regarding such series. The trustee generally will not be required to take any action requested, ordered or directed by any of the holders of subordinated debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

      Before any holder of any series of subordinated debt securities may institute action for any remedy, except payment on such holder's subordinated debt securities when due, the holders of not less than 25% in principal amount of the subordinated debt securities of that series outstanding must request the subordinated debt securities trustee to take action. Holders must also offer and give the subordinated debt securities trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

      We are required to annually furnish the subordinated debt securities trustee a statement as to our compliance with all conditions and covenants under the subordinated indenture. The subordinated debt securities trustee is required, within 90 days after the occurrence of a default with respect to a series of subordinated debt securities, to give notice of all defaults affecting such series of subordinated debt securities to each holder of such series of debentures. However, the subordinated indenture provides that the subordinated debt securities trustee may withhold notice to the holders of the subordinated debt securities of any series of any default affecting such series, except payment on holders' subordinated debt securities when due, if it considers withholding notice to be in the interests of the holders of the subordinated debt securities of such series.

      MODIFICATION AND WAIVER. The subordinated indenture permits us and the subordinated debt securities trustee to enter into supplemental indentures without the consent of the holders of the subordinated debt securities to:

      . establish the form and terms of any series of securities under the subordinated indenture;

      .   secure the debentures with property or assets;

      . evidence the succession of another corporation to us, and the assumption by the successor corporation of our obligations, covenants and agreements under the subordinated indenture;

      . add covenants of Laclede for the benefit of the holders of the subordinated debt securities;

      . cure any ambiguity or correct or supplement any provision in the subordinated indenture or any supplement to the subordinated indenture, provided that no such action adversely affects the interests of the holders of the subordinated debt securities; and

      .   evidence and provide for the acceptance of a successor trustee.

      The subordinated indenture also permits us and the subordinated debt securities trustee, with the consent of the holders of a majority in total principal amount of the subordinated debt securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the subordinated indenture or modify in any manner the rights of the holders of the subordinated debt securities of each such affected series.
We and the trustee may not, without the consent of the holder of each subordinated debt securities affected, enter into any supplemental indenture to:

      .   change the time of payment of the principal;

      .   reduce the principal amount of such subordinated debt securities;

      . reduce the rate or change the time of payment of interest on such subordinated debt securities;

      . reduce any amount payable upon redemption of such subordinated debt securities; or

      . impair the right to institute suit for the enforcement of any payment on any subordinated debt securities when due.

      In addition, no such modification may reduce the percentage in principal amount of the subordinated debt securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the subordinated indenture.

      Prior to the acceleration of the maturity of any subordinated debt securities, the holders, voting as one class, of a majority in total principal amount of the subordinated debt securities with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected subordinated debt securities, waive any past default or event of default and its consequences, except a default or event of default in the payment of the principal or interest or in respect of a covenant or provision of the applicable indenture or of any subordinated debt securities that cannot be modified or amended without the consent of the holder of each subordinated debt securities affected.

      SATISFACTION AND DISCHARGE. The subordinated indenture provides that, at our option, we will be discharged from all obligations in respect of the subordinated debt securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the subordinated debt securities of such series, to replace stolen, lost or mutilated subordinated debt securities of such series, to maintain paying agencies and to maintain the trust described below) if we in each case irrevocably deposit in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States that, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the subordinated debt securities of such series on the stated maturities of such subordinated debt securities in accordance with the terms thereof.

      To exercise this option, we are required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the subordinated debt securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

                          DESCRIPTION OF COMMON STOCK

GENERAL

      The following description of our common stock and the relevant provisions of our articles of incorporation and bylaws are summaries. These summaries are qualified by reference to (i) our articles of incorporation and bylaws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part and (ii) the applicable provisions of The Missouri General and Business Corporation Law.

      Under our articles of incorporation, we are authorized to issue up to 75 million shares of capital stock, consisting of 70 million shares of common stock, $l.00 par value per share, and 5 million shares of preferred stock, $25 par value per share. At March 1, 2002, 18,877,987 shares of common stock and no shares of preferred stock were issued and outstanding.

DIVIDEND RIGHTS AND LIMITATIONS

      Subject to any rights of the holders of our preferred stock, if any is issued, the holders of our common stock are entitled to receive such dividends as may be declared by our board of directors from time to time out of funds legally available therefor.

LIQUIDATION RIGHTS

      In the event of any dissolution, liquidation or winding up of our affairs voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

VOTING RIGHTS

      Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock that may be issued in the future, all voting power rests exclusively in the holders of shares of our common stock. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, the holders of a majority of the outstanding shares of common stock, present in person or by proxy, constitute a quorum.

MISCELLANEOUS

      The holders of our common stock have no preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. The outstanding shares of our common stock and the shares of common stock sold hereunder will be, upon payment for them, fully paid and non-assessable. Our common stock does not contain any redemption provisions or conversion rights.

TRANSFER AGENT AND REGISTRAR

      UMB Bank, n.a., acts as transfer agent and registrar for our common stock. They are at 928 Grand Boulevard, Kansas City, Missouri 64106. You can reach them at 1-800-884-4225.

CERTAIN ANTI-TAKEOVER MATTERS

      It is not the intent of our board of directors to discourage legitimate offers to enhance shareholder value. Provisions of our articles of incorporation or bylaws, however, may have the effect of discouraging unilateral tender offers or other attempts to acquire our business. These provisions include the classification of our directors with three-year staggered terms, the requirement that director nominations by shareholders be made not less than 60 nor more than 90 days prior to the date of the shareholder meeting, and the ability of the board, without further action of the holders of common stock, to issue one or more series of preferred stock from time to time, which may have terms more favorable than the common stock, including, among other things, preferential dividend, liquidation and redemption rights.

      These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for us on terms that some shareholders might favor. If these provisions discourage potential takeover bids, they might limit the opportunity for our shareholders to sell their shares at a premium.

      In addition, our articles of incorporation do not provide for cumulative voting in the election of directors. Cumulative voting permits shareholders to multiply their number of votes by the total number of directors being elected and to cast their total number of votes for one or more candidates in each shareholder's discretion.

      Our bylaws also include provisions setting forth specific conditions and restrictions under which business may be transacted at meetings of shareholders. For example, no business may be transacted at a meeting unless it is:

      .   specified in the notice of meeting,

      . otherwise brought before the meeting by or at the direction of the board of directors or a committee thereof, or

      . brought before the meeting by a shareholder of record who provided notice and other specified information in writing to the corporate secretary not less than 60 nor more than 90 days prior to the meeting.

These provisions may create an anti-takeover effect by placing restrictions on the content of the issues to be discussed at a shareholder meeting.

      In addition, the issuance of authorized but unissued shares of our common or preferred stock may have an anti-takeover effect. These shares might be issued by our board of directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of a takeover transaction, for example, by diluting voting or other rights of the proposed acquiror. In this regard, our articles of incorporation grant the board of directors broad powers to establish the rights and preferences of the authorized but unissued preferred stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert the stock into shares of our common stock or possibly other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control or to exercise other rights designed to impede a takeover.

SHAREHOLDER PROTECTION STATUTES

      We are subject to Missouri corporate statutes that restrict the voting rights of a person who acquires 20% or more of our outstanding common stock as well as that person's ability to enter into a business combination with us.

      The business combination statute restricts transactions between us and a beneficial owner of 20% or more of our voting stock. A business combination is defined in the statute as any of the following transactions with or proposed by an interested shareholder: merger, consolidation, disposition of assets, significant securities issuance, liquidation, dissolution, reclassification of securities, loan, advance, guarantee, pledge or tax credit. Generally the statute prohibits a business combination between us and an interested shareholder for five years following the date the interested shareholder acquired 20% or more of the voting stock, unless the business combination or the interested shareholder's stock acquisition was approved by our board of directors on or prior to that date. An interested shareholder may enter into a business combination with us if it is approved by a majority of the outstanding shares not owned by the interested shareholder or if it meets certain consideration requirements.

      The control share acquisition statute provides that shares acquired that would cause the acquiring person's aggregate voting power to meet or exceed any of three thresholds (20%, 33 1/3% or a majority) have no voting rights unless such voting rights are granted by a majority vote of the holders of the shares not owned by the acquiring person or any of our officers or directors or employee-directors. The statute sets out a procedure whereby the acquiring person may call a special shareholders meeting for the purpose of considering whether voting rights should be conferred. Acquisitions as part of a merger or exchange offer arising out of an agreement to which we are a party are exempt from the statute.

      Application of the business combination and control share acquisitions statutes are automatic unless we take steps to "opt out" of their application. We have not "opted out" of the statutes.

SHAREHOLDER RIGHTS PLAN

      On August 23, 2001, our board of directors adopted a shareholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The plan is designed to assure shareholders of fair and equal treatment in the event of a proposed takeover. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred stock, par value $25.00 per share, at an exercise price of $90 per one one-hundredth of a share, subject to adjustment upon the occurrence of certain dilutive events. The rights will become exercisable and begin to trade separately from the common stock only if a person or group acquires 20% or more of our common stock or announces a tender offer for 20% or more of our common stock. If a person or group acquires 20% or more of our common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of our common stock having a market value of twice the exercise price. In addition, if we are acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice the exercise price. The acquiring person or group will not be entitled to exercise these rights.

      Our board of directors at any time prior to any person or group acquiring 20% or more of our common stock may (i) redeem the rights at $.01 per right or
(ii) exchange the rights at an exchange rate of one share of Common Stock for each right exchanged.

      The rights were issued as a dividend payable October 1, 2001, to shareholders of record on that date. The rights will expire on October 1, 2011. One right will accompany each new share of our common stock issued prior to such expiration date. The rights do not have voting or dividend rights and until they become exercisable, have no dilutive effect on our per-share earnings.

      We have 700,000 shares of preferred stock initially reserved for issuance upon exercise of the rights. There is no junior participating preferred stock issued or outstanding as of the date of this prospectus.

      The description and terms of the rights are set forth in an agreement between us and UMB Bank, n.a., as rights agent. The preceding summary of the rights and the shareholder rights plan is qualified in its entirety by reference to the rights agreement and the description thereof each contained in our registration statement on Form 8-A filed September 6, 2001, which is incorporated by reference into this prospectus.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

      .   senior debt securities or subordinated debt securities, or

      .   debt obligations of third parties, including U.S. Treasury securities,

securing the holder's obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements relative to the stock purchase contracts or stock purchase units.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

GENERAL

      The trust may issue, on one or more occasions, trust preferred securities having terms described in the prospectus supplement relating thereto. The amended and restated trust agreement of the trust will authorize the establishment of no more than one series of trust preferred securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the trustees pursuant thereto.

      You should read the prospectus supplement relating to the trust preferred securities for specific terms, including:

      . the distinctive designation and the number of trust preferred securities to be offered, which will represent undivided beneficial interests in the assets of the trust;

      . the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however, distributions on the trust preferred securities will be paid quarterly in arrears to holders of trust preferred securities as of a record date on which the trust preferred securities are outstanding;

      . whether distributions on trust preferred securities would be deferred during any deferral of interest payments on the debt securities, provided, however, that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the debt securities owned by the trust, and at the end of any such deferrals, we will make all interest payments then accrued or deferred and unpaid (including any compounded interest);

      .   the amount of any liquidation preference;

      . the obligation, if any, of the trust to redeem trust preferred securities as a result of our exercise of an option to redeem the corresponding debt securities and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under such obligation;

      . the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder of the trust preferred securities for other property or cash;

      . the voting rights, if any, of the trust preferred securities as provided in the amended and restated declaration of trust or set forth under our guarantee (as defined below) as well as those required by law;

      . the additional payments, if any, that the trust will pay as a distribution as necessary so that the net amounts received by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been received and distributed by the trust, and the amount the holders of the trust preferred securities would have received, had no such taxes, duties, assessments or governmental charges been imposed;

      . the terms and conditions, if any, upon which the debt securities owned by the trust may be distributed to holders of trust preferred securities; and

      . any other relative rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the amended and restated trust agreement or applicable law.

      All trust preferred securities offered hereby will be irrevocably guaranteed by us, on a subordinated basis and to the extent set forth below under "The Guarantee." Any federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto. The total number of trust preferred securities that the trust shall have authority to issue will be determined under the terms of the amended and restated trust agreement.

EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES AND THE GUARANTEES

      The sole purpose of the trust is to issue the trust common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of the trust, to invest the proceeds from such issuance and sale to acquire directly the debt securities from us and to hold and dispose of the debt securities in accordance with the amended and restated declaration of trust.

      As long as payments of interest and other payments are made when due on the debt securities, those payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

      . the total principal amount of debt securities will be equal to the sum of the total stated liquidation amount of the trust common securities and the trust preferred securities;

      . the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust common securities and the trust preferred securities;

      . we will pay all, and the trust shall not be obligated to pay, directly or indirectly, its costs, expenses, debt and obligations (other than with respect to the trust common securities and the trust preferred securities); and

      . our trustees will not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

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

      Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by us as and to the extent discussed under "The Guarantee" below. If we do not make interest payments on the debt securities purchased by the trust, the trust likely will not have sufficient funds to pay distributions on the trust preferred securities. Our guarantee, which is for purposes of ensuring that the trust performs its obligations to pay distributions on the trust preferred securities, does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of distributions and other payments on the trust preferred securities. The trust will have sufficient funds only if and to the extent that we have made a payment of interest or principal on the debt securities held by the trust as its sole assets. Our guarantee, when taken together with our obligations under the debt securities and the related indenture and our obligations under the amended and restated trust agreement, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provides a full and unconditional guarantee of amounts payable in respect of the trust preferred securities.

      If we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the debt securities. If the property trustee fails to enforce its rights under the debt securities, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the trust agreement, and that event is attributable to our failure to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against us to obtain payment. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

                         DESCRIPTION OF THE GUARANTEES

GENERAL

      The following is a summary of information concerning the guarantee that will be executed and delivered by us for the benefit of the holders, from time to time, of the trust preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Bank of New York will act as indenture trustee under the guarantee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

      We will irrevocably agree to pay in full, on a subordinated basis to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

       (1)any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time;

       (2)the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time; or

       (3)upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the debt securities are distributed to holders of the trust preferred securities), the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand available for distribution at such time, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after the satisfaction of liabilities of creditors of the trust, if any.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amount to such holders.

      Our guarantee will be an irrevocable guarantee on a subordinated basis of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and is not a guarantee of collection. If we do not make interest payments on the debt securities held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor.

      We have, through the guarantee, the trust agreement, the subordinated debt securities and the indentures, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

      We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the trust common securities to the same extent as the guarantee of the trust preferred securities, except that upon the occurrence and during the continuation of an event of default, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

OUR COVENANTS

      We will covenant that we will not:

       (1)declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

       (2)make any payment of principal or interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including guarantees of indebtedness for money borrowed) that rank equal with or junior to the debt securities owned by the trust (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by us where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under our guarantee of the trust preferred securities and the trust common securities, (c) as a result of a reclassification of our capital stock or the exchange or conversion of one series or class of our capital stock for another series or class of our capital stock and
          (d) the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of that capital stock or the security being converted or exchanged);

if at such time (A) there shall have occurred any event of which we have actual knowledge that (i) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indenture and (ii) in respect of which we shall not have taken reasonable steps to cure; (B) we shall be in default with respect to our payment of any obligations under the guarantee; or
(C) we shall have given notice of our selection of an extension period as provided in the indenture with respect to the debt securities and shall not have rescinded that notice, or that extension period, or any extension thereof, shall be continuing.

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

      We also will covenant to:

       (1)maintain directly or indirectly 100% ownership of the trust common securities, provided that certain successors that are permitted under the indenture may succeed to our ownership of the common securities,

       (2)not voluntarily dissolve, wind up or liquidate the trust, except:

         . in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of the trust or

         . in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement, and

       (3)use our reasonable efforts, consistent with the terms and provisions of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

AMENDMENTS AND ASSIGNMENT

      Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), our guarantee of the trust preferred securities may not be amended without the prior approval of the holders of a majority in total liquidation amount of such outstanding trust preferred securities. All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

TERMINATION OF THE GUARANTEE

      Our guarantee of the trust preferred securities will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of the debt securities to the holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantee.

EVENTS OF DEFAULT

      An event of default under our guarantee of the trust preferred securities will occur upon our failure to perform any of our payment or other obligations thereunder. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

      If the guarantee trustee fails to enforce our guarantee of the trust preferred securities, any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against us to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced the guarantee or instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. We have waived any right or remedy to require that any action be brought just against the trust, or any other person or entity before proceeding directly against us.

STATUS OF THE GUARANTEE

      Our guarantee of the trust preferred securities will constitute our unsecured obligation and will rank:

       (1)equal to or subordinate and junior in right of payment, as described in the applicable prospectus supplement, to all our other liabilities, as applicable,

       (2)equal with the most senior preferred stock hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates, and

       (3)senior to our common stock.

      Our guarantee of the trust preferred securities will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guaranteed payments in full to the extent not paid by the trust or upon distribution of the debt securities to the holders of the trust preferred securities. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by us.

                             BOOK-ENTRY SECURITIES

      Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

      No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

      DTC has informed us that it is:

      .   a limited-purpose trust company organized under New York banking laws;

      . a "banking organization" within the meaning of the New York banking laws;

      .   a member of the Federal Reserve System;

      . a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      .   a "clearing agency" registered under the Securities Exchange Act.

      DTC has also informed us that it was created to:

      .   hold securities for "participants;" and

      . facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

      Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC's participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

      Because DTC can act only on behalf of participants who, in turn act, only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

      DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

      According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

      . DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

      . we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

      Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, those persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      Except as described above:

      . a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

      . DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      None of us, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                             PLAN OF DISTRIBUTION

GENERAL

      We or the trust may sell the offered securities: through the solicitation of proposals of underwriters or dealers to purchase the offered securities; through underwriters or dealers on a negotiated basis; through agents; or directly to a limited number of purchasers or to a single purchaser.

      The prospectus supplement with respect to each offering of securities will set forth the terms of such offering, including:

      .   the name or names of any underwriters, dealers or agents;

      . the purchase price of the offered securities and the proceeds to us and/or the trust from their sale;

      . any underwriting discounts and commissions and other items constituting underwriters' compensation;

      . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

      .   any securities exchange on which the offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

UNDERWRITERS

      If underwriters are used in the sale, they will acquire the offered securities for their own account and may resell them on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the names of the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

DEALERS

      If dealers are utilized in the sale of offered securities, we and/or the trust will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the related prospectus supplement.

AGENTS

      The offered securities may be sold directly by us and/or the trust or through agents designated by us and/or the trust from time to time. Any agent involved in the offer or sale of the offered securities in respect to which this prospectus is delivered will be named, and any commissions payable by us and/or the trust to such agent will be set forth, in the related prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

DIRECT SALES

      The offered securities may be sold directly by us and/or the trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

INDEMNIFICATION

      Agents, dealers and underwriters and the persons who control them may be entitled under agreements with us and/or the trust to indemnification by us and/or the trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which these agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us and/or the trust in the ordinary course of business.

REMARKETING

      The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us and/or the trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us and/or the trust to indemnification or contribution by us and/or the trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for us and our subsidiaries in the ordinary course of business.

NO ASSURANCE OF LIQUIDITY

      The offered securities may or may not be listed on a national securities exchange. You should read the prospectus supplement for a discussion of this matter. We cannot assure you there will be a market for any of the offered securities.

                                LEGAL OPINIONS

      Opinions as to the legality of certain of our offered securities will be rendered for us by Thompson Coburn LLP, St. Louis, Missouri. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the trust. Certain United States federal income taxation matters may be passed upon for us by Thompson Coburn LLP, special tax counsel to us and to the trust. Certain legal matters with respect to the offered securities will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 200l have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                     1,800,000 TRUST PREFERRED SECURITIES

                            LACLEDE CAPITAL TRUST I

           % TRUST ORIGINATED PREFERRED SECURITIES/SM/ ("TOPRS/SM/")

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

   FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                            [LOGO] The Laclede Group

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------


                              MERRILL LYNCH & CO.

                          U.S. BANCORP PIPER JAFFRAY


                                         , 2002

 /SM /"Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.
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